UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

ALLIANT ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLIANT ENERGY CORPORATION

ANNUAL MEETING OF SHAREOWNERS

DATE:	Thursday, May 9, 2013

TIME:	10:30 a.m. (Central Daylight Time)

LOCATION:	Cedar Rapids Marriott 1200 Collins Road NE Cedar Rapids, Iowa 52402

SHAREOWNER INFORMATION

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

or

P. O. Box 64854

St. Paul, MN 55164-0854

1-800-356-5343

www.shareowneronline.com

Alliant Energy Corporation 4902 North Biltmore Lane P.O. Box 14720 Madison, WI 53708-0720 Phone: (608) 458-3110

NOTICE OF ANNUAL MEETING OF SHAREOWNERS ALLIANT ENERGY CORPORATION

On Thursday, May 9, 2013, Alliant Energy Corporation will hold its 2013 Annual Meeting of Shareowners at the meeting facilities of the Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, IA 52402. The meeting will begin at 10:30 a.m. (Central Daylight Time).

Only our shareowners of record at the close of business on March 14, 2013 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, our shareowners will be asked to:

1.	elect three (3) directors to serve on our Board of Directors for terms expiring at the 2016 Annual Meeting;

2.	conduct an advisory vote to approve the compensation of our named executive officers;

3.	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013; and

4.	attend to any other business properly presented at the meeting.

Our Board of Directors presently knows of no other business to come before the meeting.

If your shares are registered directly with our Shareowner Direct Plan or the Alliant Energy Corporation 401(k) Savings Plan, then you may vote those shares by telephone or Internet. Instructions for voting by these convenient methods are shown on the enclosed proxy card. If you prefer, you may sign and date the enclosed proxy card and return it in the postage-paid envelope.

If you plan to attend the meeting, please check the appropriate box on your proxy and present your photo identification at the door. Otherwise, please follow the voting instructions on page 1 of the accompanying proxy statement under “How do I vote?”

A copy of our Annual Report for the fiscal year ended December 31, 2012 was included in the mailing of this Notice of Annual Meeting of Shareowners.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be held on May 9, 2013. The Alliant Energy Corporation proxy statement for the 2013 Annual Meeting of Shareowners and the Annual Report for the fiscal year ended December 31, 2012, are available at http://www.alliantenergy.com/eproxy.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary and

Assistant General Counsel

Dated, mailed and made available on the

Internet on or about April 3, 2013.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, please vote promptly.

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF SHAREOWNERS

GENERAL INFORMATION

Your Board of Directors is soliciting proxies to be voted at the 2013 Annual Meeting of Shareowners to be held on May 9, 2013 at 10:30 a.m. (Central Daylight Time), at the meeting facilities of the Cedar Rapids Marriott in Cedar Rapids, Iowa. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your stock to be represented at the meeting by the proxies named on the enclosed proxy card. We began mailing this proxy statement and the form of proxy on or about April 3, 2013.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

1.	Why am I receiving these materials?

Our Board of Directors is providing these proxy materials to you in connection with our Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on May 9, 2013. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2.	What is Alliant Energy Corporation?

We are a public utility holding company (the “Company”) whose regulated utilities are Interstate Power and Light Company (“IPL”) and Wisconsin Power and Light Company (“WPL”).

3.	Who is entitled to vote at the Annual Meeting?

Only shareowners of record at the close of business on March 14, 2013 are entitled to vote at the Annual Meeting. As of the record date, 110,922,015 shares of our common stock were issued and outstanding. Each shareowner is entitled to one vote for each share of our common stock held on the record date. You will be asked to indicate whether you plan to attend the Annual Meeting when voting by telephone or Internet, or you may indicate your intention to attend the Annual Meeting on the enclosed proxy card.

4.	What items are to be voted upon at the Annual Meeting?

You may vote on the following proposals:

•	to elect as Directors of the Company the three (3) nominees named in this proxy statement to serve for terms expiring at the 2016 Annual Meeting;
•	to conduct a non-binding, advisory vote on the compensation of our named executive officers; and
•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.

5.	How does the Board of Directors recommend I vote?

Our Board of Directors recommends that you vote your shares “FOR” each of the listed director nominees; “FOR” approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and narrative discussion contained in this proxy statement; and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.

6.	How do I vote?

You may vote either in person at the Annual Meeting or by appointing a proxy. We recommend you vote by proxy even if you plan to attend the meeting. If your shares are registered directly with our Shareowner Direct Plan, or the Alliant Energy Corporation 401(k) Savings Plan, then you have three options to vote your proxy:

•	by telephone;
•	by Internet; or
•	by mailing the proxy card.

Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other record holder, then you may vote by the methods such record holder makes available, in which case such record holder will include instructions with this proxy statement. If you vote by the Internet, then you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

You will be asked to indicate whether you plan to attend the Annual Meeting when voting by telephone or Internet, or you may indicate your intention to attend the Annual Meeting on the enclosed proxy card.

7.	How are votes counted?
•	Election of directors — You may vote “FOR” all of the director nominees or you may “WITHHOLD” your vote with respect to one or more nominees.
•	Advisory vote on compensation of our named executive officers — You may vote “FOR” or “AGAINST” approval of the compensation of our named executive officers, or you may “ABSTAIN.”
•

Ratification of independent registered public accounting firm — You may vote “FOR” or “AGAINST” ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013, or you may “ABSTAIN.”

•

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” all listed director nominees, “FOR” approval of the compensation of our named executive officers and “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013. If your proxy card is not signed, your votes will not be counted.

If you hold your shares through a bank, broker or other record holder and you do not provide such bank, broker or other record holder with specific voting instructions on a timely basis, your shares will not be voted with respect to the election of directors or the advisory vote on compensation of our named executive officers. We urge you to carefully consider all of the proposals and direct your bank, broker or other record holder to vote your shares as you desire.

8.	Can I change my vote?

You have the right to revoke your proxy at any time before the Annual Meeting by:

•	providing written notice to our Corporate Secretary at 4902 North Biltmore Lane, Madison, Wisconsin 53718 and voting in person at the Annual Meeting; or
•	appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing. If you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation, you should ensure that you mail it in sufficient time for it to be received by the Company before the day of the Annual Meeting. If your shares are held by a bank, broker or other record holder on your behalf, you may submit voting instructions in accordance with the process provided by such record holder.

9.	What is the required vote for each item on the proxy card?

Election of Directors. Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, including as a result of broker non-votes, will not be counted as votes cast. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency the Board of Directors does not currently anticipate. See “What happens if a Director nominee does not receive a majority of votes cast?” below for information concerning our director resignation policy.

Advisory Vote on Compensation of Our Named Executive Officers. Approval of the advisory vote on executive compensation requires that the votes cast “FOR” the approval of our executive compensation exceed the votes cast “AGAINST” the proposal at the Annual Meeting (assuming a quorum is present). For purposes of determining the vote required for this proposal, broker non-votes will have no impact on the vote.

Ratification of Appointment of Independent Auditor. Approval of the ratification of the appointment of our independent registered public accounting firm requires that the votes cast “FOR” the approval exceed the votes cast “AGAINST” the proposal at the Annual Meeting (assuming a quorum is present). For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote.

10.	What happens if a Director nominee does not receive a majority of votes cast?

Pursuant to our Corporate Governance Principles, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election will promptly tender his or her resignation to the Chairperson of the Board of Directors. A Resignation Committee will promptly consider that resignation and recommend to the Board of Directors, based on all relevant factors, whether to accept the tendered resignation or reject it. The Board of Directors will then act on that recommendation no later than 90 days following the date of the shareowners’ meeting at which the election occurred. We will promptly publicly disclose the Board of Directors’ decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. The full details of our majority voting policy are set forth on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption.

11.	What shares are included on the proxy card(s)?

Your proxy card(s) covers all of your shares of our common stock, including any shares held in your account under our Shareowner Direct Plan and the Alliant Energy Corporation 401(k) Savings Plan.

12.	How does the proxy voting process work?

If the proxy card is voted properly as described under “How do I vote?” the proxy will be voted in accordance with the instructions indicated by it. If a proxy is given, the persons named in the proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the meeting for action, including any proposal to adjourn or concerning the conduct of the meeting.

The presence in person or by proxy of at least a majority of the shares of our common stock entitled to vote at the meeting constitutes a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum. If you have returned valid proxy instructions or vote in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from any matter introduced at the meeting.

13.	Who tabulates the votes?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes (or withheld votes in the case of the election of directors), abstentions and broker non-votes. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to one or more proposals and broker non-votes will be counted as present for purposes of determining a quorum.

14.	How are shares held for employees in the Alliant Energy Corporation 401(k) Savings Plan voted?

Shares held in the Alliant Energy Corporation 401(k) Savings Plan will be included on the proxy card that covers all of your shares of our common stock as described above. You will not receive a separate proxy card for these shares.

15.	What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Wells Fargo Shareowner Services at the shareowner information address below:

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

or

P. O. Box 64854

St. Paul, MN 55164-0854

1-800-356-5343

www.shareowneronline.com

16.	How do I attend the Annual Meeting?

If you are a registered shareowner, simply bring your photo identification to the Annual Meeting. If you are a beneficial owner of stock held by a bank, broker or other record holder (with your stock held in “street name”), an admission card with the form of a proxy will be sent to you by your bank, broker or such other record holder. If you do not receive the admission card with the form of a proxy in time, you may be admitted to the meeting by showing your most recent brokerage statement or other proof of ownership verifying your beneficial ownership of our common stock on March 14, 2013, the record date for voting. You should also bring your photo identification. Because seating is limited, admission will be limited to shareowners or their proxy holders who have an admission card or other proof of ownership.

You will be asked to indicate whether you plan to attend the Annual Meeting when voting by telephone or Internet, or you may indicate your intention to attend the Annual Meeting on the enclosed proxy card.

17.	How will voting on any other business be conducted?

Our Board of Directors does not know of any business to be considered at the Annual Meeting other than the three proposals set forth in this proxy statement. These consist of the election of directors, the advisory vote on compensation of our named executive officers, and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013. If any other business is properly presented at the Annual Meeting, your proxy gives Patricia L. Kampling, our Chairman, President and Chief Executive Officer, and F. J. Buri, our Corporate Secretary, authority to vote on such matters at their discretion.

18.	Where and when will I be able to find the results of the voting?

The results of the voting will be announced at the Annual Meeting. You may also call us at the information number shown on the Notice of Annual Meeting for the results. We will also file the voting results on a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

19.	Are the 2012 Annual Report and these proxy materials available on the Internet?

Yes. As required by rules adopted by the SEC, we are making our proxy statement and our annual report available to our shareowners electronically via the Internet. You can access these materials at http://www.alliantenergy.com/eproxy.

20.	How can I access future proxy materials and annual reports on the Internet?

We are offering you the opportunity to consent to access our future notices of shareowner meetings, proxy materials and annual reports electronically through our website.

If you are a shareowner of record, you can consent to access these materials electronically to allow us to save the cost of producing and mailing these materials by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. If you consent to access these materials over the Internet, then you will receive a proxy card in the mail next year with instructions containing the Internet address to access those materials. However, you will not receive those proxy materials and the annual report by mail. Your consent will remain in effect unless it is revoked by writing to Wells Fargo Shareowner Services at the shareowner information address shown on page 3 of this proxy statement.

If your shares are held by a bank, broker or other record holder on your behalf, please refer to the information provided by such record holder for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you consent to electronic access, then you will be responsible for your usual Internet-related charges (e.g., on-line fees and telephone charges) in connection with electronic viewing and printing of proxy materials and annual reports. We will continue to distribute printed materials to shareowners who do not consent to access these materials electronically.

21.	When are shareowner proposals for the 2014 Annual Meeting due?

All shareowner proposals to be considered for inclusion in our proxy statement for the 2014 Annual Meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”), must be received at our principal office by December 4, 2013. In addition, any shareowner who intends to present a proposal at the 2014 Annual Meeting must comply with the requirements set forth in our Bylaws. Our Bylaws state, among other things, that to bring business before an annual meeting, a shareowner must give written notice that complies with the Bylaws to our Corporate Secretary not later than 45 days in advance of the first annual anniversary of the date we first mailed our proxy statement to shareowners for the prior year’s annual meeting. Accordingly, we must receive notice of a shareowner’s proposal submitted other than pursuant to Rule 14a-8 no later than February 17, 2014. If the notice is received after February 17, 2014, then the notice will be considered untimely and we are not required to present such proposal at the 2014 Annual Meeting. If our Board of Directors chooses to present a proposal submitted other than pursuant to Rule 14a-8 at the 2014 Annual Meeting, then the persons named in the proxies solicited by the Board of Directors for the 2014 Annual Meeting may exercise discretionary voting power with respect to such proposal.

22.	Who is our independent registered public accounting firm and how is it appointed?

Deloitte & Touche LLP audited our financial statements for 2012. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. The Audit Committee of the Board of Directors has appointed, and is recommending for ratification by shareowners its appointment of, Deloitte & Touche LLP as our independent registered public accounting firm for 2013.

23.	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?

We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities. We will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals. We have retained AST Phoenix Advisory Partners to aid in the solicitation at an estimated cost of $7,500 plus reimbursable out-of-pocket expenses.

24.	If more than one shareowner lives in my household, how can I obtain an extra copy of the proxy statement and the 2012 Annual Report?

Pursuant to SEC rules, services that deliver our communications to shareowners that hold their shares through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of our Annual Report and proxy statement. Upon written or oral request, we will mail a copy of the proxy statement and the 2012 Annual Report to any shareowner at a shared address to which a single copy of the document was previously delivered. You may notify us of your request by calling or writing to us at the information address or number shown on the Notice of Annual Meeting. You may also access these materials at http://www.alliantenergy.com/eproxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

Annual Election

At the Annual Meeting, three directors will be elected with terms expiring in 2016. The nominees for election as recommended by the Nominating and Governance Committee and selected by the Board of Directors are Michael L. Bennett, Darryl B. Hazel and David A. Perdue. Each of the nominees is currently serving on our Board of Directors and, if elected as directors, will serve until our Annual Meeting of Shareowners in 2016 or until his successor has been duly qualified and elected.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, including as a result of broker non-votes, will not be counted as votes cast. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency the Board of Directors does not currently anticipate.

Brief biographies of the director nominees and continuing directors follow. These biographies include their ages (as of December 31, 2012); an account of their specific business experience; the names of publicly held and certain other corporations of which they also are, or have been within the past five years, directors; and a brief discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

NOMINEES FOR DIRECTOR

MICHAEL L. BENNETT Age 59	Director since 2003 Nominated Term expires in 2016
Mr. Bennett has been a private investor with Albaton Enterprises LLC in Sioux City, Iowa, since May 2010. He previously served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products headquartered in Sioux City, Iowa, since April 2001. He also served as Chairman of the Board and President for Terra Nitrogen Company, L.P., a subsidiary of Terra Industries Inc. He has served as the non-executive Chairman of the Board of directors of OCI NV, an international construction and fertilizer company, since January 2013 and as a director of Arclin, Inc., a privately held company located in Canada since 2010. Mr. Bennett has served as a Director of IPL and WPL since 2003. Mr. Bennett is Chairperson of the Nominating and Governance Committee, our Lead Independent Director and an audit committee financial expert. Mr. Bennett’s leadership of a publicly traded company and his experience in operations, customer perspectives, legal matters, human resources, risk management and safety matters led to the conclusion that he should serve on our Board of Directors.

DARRYL B. HAZEL Age 64	Director since 2006 Nominated Term expires in 2016
Mr. Hazel has been the principal of Darryl B. Hazel Consulting LLC, a business consulting firm in Detroit, Michigan, since January 2010. He retired in January 2010 from his position as Senior Vice President, Global Services Initiatives of Ford Motor Company, an automobile manufacturer. He also served as President of the Customer Service Division and Senior Vice President of Ford Motor Company from March 2006 to September 2009. He previously served as President of Marketing of Ford Motor Company from September 2005 to March 2006; President of the Ford Division from April 2005 to September 2005; and President of the Lincoln Mercury Division from August 2002 to April 2005. Mr. Hazel has served as a Director of IPL and WPL since 2006. Mr. Hazel is an audit committee financial expert. Mr. Hazel’s long-term leadership experience as an executive of a publicly traded company and its subsidiaries along with his experience in operations, customer perspectives, human resources, risk management, technology/system matters, safety and diversity initiatives led to the conclusion that he should serve on our Board of Directors.

DAVID A. PERDUE Age 63	Director since 2001 Nominated Term expires in 2016
Mr. Perdue has been the Chief Executive Officer of Aquila Group LLC, a private investment firm based in Sea Island, Georgia, since 2007. He retired in July 2007 from his position as Chairman of the Board of Directors and Chief Executive Officer of Dollar General Corporation, a retail organization headquartered in Goodlettsville, Tennessee. He was named Chief Executive Officer and a Director in April 2003 and elected Chairman of the Board of Directors in June 2003. From July 2002 to March 2003, he was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company. Pillowtex emerged from bankruptcy in May 2002 and reentered bankruptcy in July 2003. Mr. Perdue has served on the board of directors of Jo-Ann Stores, Inc. from 2008 to 2011, Liquidity Services, Inc., since 2009, and Graphic Package Holding Company, since 2011. Mr. Perdue has served as a Director of IPL and WPL since 2001. Mr. Perdue is an audit committee financial expert. Mr. Perdue’s leadership of publicly traded companies and his experience in operations, customer perspectives, human resources, executive compensation, risk management and technology matters led to the conclusion that he should serve on our Board of Directors.

CONTINUING DIRECTORS

PATRICK E. ALLEN Age 48	Director since 2011 Term expires in 2014

Mr. Allen has served as Senior Vice President and Chief Financial Officer at Rockwell Collins, Inc., in Cedar Rapids, Iowa, since 2005. Mr. Allen previously served in various financial officer positions at Rockwell Collins and its subsidiaries since 2001. He has passed the certified public accounting exam and is an audit committee financial expert. Mr. Allen has been a director of IPL and WPL since 2011. Mr. Allen’s experience with a publicly traded company, operations, customer perspectives, risk management, technology and diversity matters led to the conclusion that he should serve on our Board of Directors.

PATRICIA L. KAMPLING Age 53	Director since 2012 Term expires in 2014
Ms. Kampling has served as our Chairman of the Board, Chief Executive Officer and President since April 1, 2012. She has also served as Chairman and Chief Executive Officer of IPL and WPL since April 1, 2012. She previously served as President and Chief Operating Officer from February 2011 through March 2012, as Executive Vice President and Chief Financial Officer from January 2009 to February 2011, as Vice President and Treasurer from January 2007 to January 2009 and as Vice President of Finance from August 2005 to January 2007. She has prior industry experience in various executive positions at Commonwealth Edison Company and other subsidiaries of Exelon Corporation. Ms. Kampling has been a director of IPL and WPL since 2012. She has served on the board of directors of Briggs & Stratton Corporation since January 2011. She also serves on the boards of American Transmission Company, Wisconsin Manufacturers and Commerce, Edison Electric Institute and the American Gas Association. Ms. Kampling’s leadership positions in publicly traded companies and her experience in finance, operations, customer perspectives, regulatory, human resources, risk management, environmental, safety and diversity matters led to the conclusion that she should serve as the Chairman of our Board of Directors.

SINGLETON B. MCALLISTER Age 60	Director since 2001 Term expires in 2014

Ms. McAllister has been a partner in the Washington, D.C. office of the law firm of Williams and Mullen since December 2012. She previously was a partner at Blank Rome LLP from June 2010 to December 2012. She previously served as a partner in the law firm of LeClair & Ryan LLP from October 2007 to June 2010 and as a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. from July 2005 to October 2007. She served as the Corporate Diversity Counsel practice group chair and in the public law and policy strategies group of the Washington, D.C. law firm office of Sonnenschein, Nath & Rosenthal, LLP from 2003 to July 2005. Ms. McAllister has served on the board of directors of United Rentals, Inc., since 2004. Ms. McAllister has served as a Director of IPL and WPL since 2001. Ms. McAllister’s experience in legal, legislative, regulatory, public affairs, human resources, environmental and diversity initiatives led to the conclusion that she should serve on our Board of Directors.

ANN K. NEWHALL Age 61	Director since 2003 Term expires in 2015

Ms. Newhall retired in August 2008 from her position as Executive Vice President, Chief Operating Officer and Secretary and as a director of Rural Cellular Corporation (“RCC”), a cellular communications corporation located in Alexandria, Minnesota, following RCC’s sale to Verizon. Ms. Newhall held this position from 2000 to 2008. Ms. Newhall has served as a Director of IPL and WPL since 2003. Ms. Newhall is Chairperson of the Compensation and Personnel Committee. Ms. Newhall’s leadership positions in a publicly traded company and her experience in operations, customer perspectives, legal, regulatory, human resources, risk management, technology, environmental, safety and diversity matters led to the conclusion that she should serve on our Board of Directors.

DEAN C. OESTREICH Age 60	Director since 2005 Term expires in 2015

Mr. Oestreich has been a consultant to Pioneer Hi-Bred International, Inc., a developer and supplier of advanced plant genetics and a wholly owned subsidiary of DuPont Corporation, located in Johnston, Iowa, since January 2010. He previously served as Chairman of Pioneer Hi-Bred International, Inc., from November 2007 until his retirement in December 2009. Mr. Oestreich also served as Vice President of DuPont Corporation from 2004 through 2009. He previously served as President of Pioneer Hi-Bred International, Inc. from 2004 to 2007. He serves as a director of Nexsteppe, a feedstock solutions business for biofuels, biopower and biobased product industries. Mr. Oestreich has served as a Director of IPL and WPL since 2005. Mr. Oestreich is Chairperson of the Environmental, Nuclear, Health and Safety Committee. Mr. Oestreich’s experience with publicly traded companies, operations, finance, customer perspectives, regulatory, human resources, risk management, technology, environmental and safety matters led to the conclusion that he should serve on our Board of Directors.

CAROL P. SANDERS Age 45	Director since 2005 Term expires in 2015
Ms. Sanders has served as the Executive Vice President and Chief Operating Officer of Jewelers Mutual Insurance Company in Neenah, Wisconsin, a nationwide insurer that specializes in protecting jewelers and personal jewelry, since November 2012. She previously served as Senior Vice President, Chief Financial Officer and Treasurer since May 2011. She previously served as the Chief Financial Officer since 2004. Before that, Ms. Sanders served as Controller and Assistant Treasurer of Sentry Insurance located in Stevens Point, Wisconsin, from 2001 to 2004. Ms. Sanders has served as a Director of IPL and WPL since 2005. She is Chairperson of the Audit Committee and an audit committee financial expert. Ms. Sanders’ experience with publicly traded companies, operations, customer perspectives, regulatory, human resources, risk management and technology matters led to the conclusion that she should serve on our Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has standing Audit; Compensation and Personnel; Nominating and Governance; Environmental, Nuclear, Health and Safety; Capital Approval; and Executive Committees. The Board of Directors has adopted formal written charters for each of the Audit, Compensation and Personnel, and Nominating and Governance Committees, which are available on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption. Directors serve on the following committees as indicated below:

	Audit	Compensation and Personnel	Nominating and Governance	Environmental, Nuclear, Health and Safety	Capital Approval	Executive
Patrick E. Allen	•			•
Michael L. Bennett	•		•*		•	•
Darryl B. Hazel	•		•
Patricia L. Kampling					**	**
Singleton B. McAllister			•	•
Ann K. Newhall		•*		•	•	•
Dean C. Oestreich			•	•*	•	•
David A. Perdue		•	•
Judith D. Pyle		•		•
Carol P. Sanders	•*	•				•

*	Committee Chairperson

**	Non-voting Committee Chairperson

The following is a description of each of these committees. Joint meetings in the descriptions below refer to meetings of the Company, IPL and WPL.

Audit Committee

The Audit Committee held six joint meetings in 2012. The committee currently consists of C. P. Sanders (Chair), P. E. Allen, M. L. Bennett and D. B. Hazel. Each of the members of the committee is independent as defined by the New York Stock Exchange (“NYSE”) corporate governance listing standards and applicable SEC rules. The Board of Directors has determined that Ms. Sanders and the other three committee members each qualify as an “audit committee financial expert” as defined by SEC rules.

The Audit Committee is responsible for assisting the Board of Directors in oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. The committee is also directly responsible for the appointment, retention, termination, compensation and oversight of our independent registered public accounting firm.

Compensation and Personnel Committee

The Compensation and Personnel Committee held six joint meetings in 2012. The committee currently consists of A. K. Newhall (Chair), D. A. Perdue, J. D. Pyle and C. P. Sanders. The Board of Directors has determined that each of the four members of the committee is independent as defined by the NYSE corporate governance listing standards and applicable SEC rules.

The Compensation and Personnel Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and the compensation of the other executive officers, evaluates the Chief Executive Officer’s performance and determines and approves, either as a committee or together with the other independent directors, the Chief Executive Officer’s compensation level based on its evaluation of the Chief Executive Officer’s performance in addition to reviewing and approving the recommendations of the Chief Executive Officer with regard to the other executive officers. The committee has responsibilities with respect to our executive compensation and performance pay programs and management development programs. It also makes recommendations to the Nominating and Governance Committee regarding compensation for the non-management directors.

To support and assist the Compensation and Personnel Committee in carrying out its mission, the committee has the authority, in its sole discretion, to retain, compensate, oversee and terminate the services of outside advisors, experts and others to assist the committee. The expenses associated with such outside advisors, experts and others are paid by the Company. For 2012, the committee engaged Pay Governance LLC, or Pay Governance, as an outside compensation consultant to serve as an advisor in evaluating the compensation of our Chief Executive Officer, other named executive officers and our outside non-management directors. Pay Governance also provides assistance and serves as an advisor and provides market information and trends regarding executive compensation programs; provides benchmarking and competitive market reviews of our executive officer total compensation; assists with the design of our short- and long-term performance pay programs and executive retirement programs as well as assisting management with the implementation of these programs; and other consulting services at the request of the Committee. A representative of Pay Governance generally attends meetings of the committee, is available to participate in executive sessions and communicates directly with the committee. We will pay to Pay Governance its fees as determined by the Committee upon the Committee’s request as well as related out-of-pocket expenses of Pay Governance.

Prior to the initial engagement of Pay Governance and again during 2012, the Compensation and Personnel Committee assessed the independence of Pay Governance, taking into account the following factors:

•	the provision of other services to us by Pay Governance and its advisors;

•	the amount of fees received from us by Pay Governance as a percentage of Pay Governance’s total revenues;

•	the policies and procedures of Pay Governance that are designed to prevent conflicts of interest;

•	any business or personal relationship of the applicable advisor of Pay Governance with a member of the committee;

•	any of our stock owned by the applicable Pay Governance advisor; and

•	any business or personal relationships between our executive officers and the applicable advisor of Pay Governance or Pay Governance.

Following this assessment, the Compensation and Personnel Committee determined that there was no conflict of interest present and that Pay Governance provided the committee with appropriate assurances and confirmation of its independent status as the committee’s advisor.

The Compensation and Personnel Committee reviews and approves all elements of our executive compensation programs. Our Chief Executive Officer provides input to the committee in the assessment, design and recommendation of executive compensation programs, plans and awards. Annually, the Chief Executive Officer reviews with the committee market data provided by Towers Watson about the comparable companies that are identified as our peer group to help verify survey job information adequately captures officers’ duties. Based on that data, the Chief Executive Officer recommends to the committee base salary adjustments and short- and long-term performance pay targets in relation to external market data while also considering internal equity considerations and executive officers’ individual performance. The Chief Executive Officer provides recommendations to the committee for total annual compensation of executive officers. The Chief Executive Officer does not, however, make any recommendation to the committee regarding his or her own compensation. Further, the Chief Executive Officer and other executive officers assess the performance of those executive officers reporting to them. The Chief Executive Officer is invited to attend all committee meetings to provide an update of progress made toward achievement of annual performance goals and to provide management’s views on compensation program design features and components.

The Compensation and Personnel Committee has reviewed the charter for our internal Total Compensation Committee made up of a minimum of four vice presidents. Members are appointed by the Chief Executive Officer or his/her designee with subject matter experts as required. The Compensation and Personnel Committee has delegated to the Total Compensation Committee various powers of design and administration associated with our compensation and benefit plans for non-executive salaried and hourly employees. The Compensation and Personnel Committee reviews the minutes and actions of the Total Compensation Committee. The Compensation and Personnel Committee has also reviewed the charter for our internal Investment Committee. The Investment Committee is made up of at least three members, but no more than six members, including two vice presidents who are generally knowledgeable in investment and financial matters. Members are appointed by our Chief Financial Officer. The Compensation and Personnel Committee has delegated to the Investment Committee various powers regarding managing investment assets of our benefit and compensation plans and programs. The Compensation and Personnel Committee reviews the investment policies related to these benefit and compensation plans on an annual basis.

Nominating and Governance Committee

The Nominating and Governance Committee held six joint meetings in 2012. The committee currently consists of M. L. Bennett (Chair), D. B. Hazel, S. B. McAllister, D. C. Oestreich and D. A. Perdue. Each of the members of the committee is independent as defined by the NYSE corporate governance listing standards and applicable SEC rules.

The Nominating and Governance Committee’s responsibilities are to: (1) identify individuals qualified to become members of the Board of Directors, consistent with the criteria approved by the Board, and to recommend nominees for directorships to be filled by the Board or shareowners; (2) identify and recommend members of the Board of Directors qualified to serve on Board committees; (3) develop and recommend to the Board of Directors a set of corporate governance principles; (4) oversee the evaluation of the Board of Directors and our management; (5) oversee our related person transaction policy; and (6) advise the Board of Directors with respect to other matters relating to our corporate governance. The committee receives and acts upon recommendations from the Compensation and Personnel Committee regarding the compensation for non-management directors for consideration by the Board of Directors. The committee is responsible for evaluating nominees for director and director candidates based on such criteria and for seeking to assure that the specific talents, skills and other characteristics that are needed to increase the effectiveness of the Board of Directors are possessed by an appropriate combination of directors. Our Corporate Governance Principles, as adopted by the Board of Directors, provide insight for the committee on the consideration of appropriate criteria for director nominees.

In making recommendations of nominees to serve as directors to the Board of Directors, the committee will examine each director nominee on a case-by-case basis regardless of the source of the recommendation and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. However, the committee believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values;

•	have the ability to exercise sound business judgment;

•

be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

•	be independent of any particular constituency, be able to represent all of our shareowners and be committed to enhancing long-term shareowner value; and

•	have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

The Nominating and Governance Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the applicable rules of the SEC.

•

Directors generally should be active or former senior executive officers of public companies or leaders of major and/or complex organizations, including commercial, governmental, educational and other non-profit institutions.

•	Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting age, gender, race and professional experience.

The Nominating and Governance Committee has determined that each nominee for director, as well as each continuing member of the Board of Directors, satisfies the applicable criteria for directors outlined above. In addition, the committee annually reviews particular attributes, qualities and skills attendant to the members of our Board of Directors and documents this annual assessment through the use of a directors’ qualifications and experience matrix that assesses directors’ experiences and expertise in areas such as strategic leadership, financial literacy, operations, customer perspective, legal, regulatory, human resources, technology, risk management, environmental and safety, and diversity initiatives. Diversity is a component of our core value of respect. We strive to create a workplace where people of diverse backgrounds, talents and perspectives support our mission. Diversity is reflected in our directors’ qualification and experience matrix, in the criteria specified for use in the evaluation of our director nominees by the committee and in the Board of Directors’ responsibilities in advising and counseling management. Specifically, our Corporate Governance Principles provide that the Board of Directors is responsible for using the broad range of experiences and perspectives of directors to advise and counsel management, both in meetings and in informal consultations, on significant issues facing the Company. In its annual performance evaluation, the committee assesses whether it effectively identifies individuals qualified to be nominated to the Board of Directors for election by the shareowners consistent with the criteria approved by the Board of Directors. We believe that our Board of Directors has been effective in assembling a diverse body of individuals as measured by the criteria of age, gender, ethnicity and professional experience specified in our Corporate Governance Principles.

The Nominating and Governance Committee will consider nominees recommended by shareowners in accordance with our Nominating and Governance Committee Charter and our Corporate Governance Principles. Any shareowner wishing to make a recommendation should write to our Corporate Secretary and include appropriate biographical information concerning each proposed nominee. The Corporate Secretary will forward all recommendations to the committee. Our Bylaws also set forth certain requirements for shareowners wishing to nominate director candidates directly for consideration by shareowners. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to our Corporate Secretary.

We and the Nominating and Governance Committee maintain a file of recommended potential director nominees, which is reviewed at the time a search for a new director needs to be performed. To assist the committee in its identification of qualified director candidates to replace Ms. Pyle following her retirement at the 2013 Annual Meeting of Shareowners, the committee has engaged an outside search firm. The search firm has been provided candidate criteria consistent with those described above with an emphasis on particular qualifications, experience and attributes as communicated to the search firm by the committee.

The Nominating and Governance Committee has the responsibility to periodically review and make recommendations to the Board of Directors regarding policies and procedures for selection of the Chief Executive Officer and succession planning in the event of an emergency or the retirement of the Chief Executive Officer. The committee, in conjunction with the full Board, discusses succession planning and other management development issues at least annually and more often, as necessary.

The Nominating and Governance Committee is responsible for ensuring that new members of our Board of Directors have an appropriate orientation to our company and their responsibilities as directors to permit them to become familiar with the industry, business units and corporate governance processes of our company. The committee is also responsible for ensuring that a process is in place to provide educational opportunities on an ongoing basis to help assure that each director has the necessary skills to perform his or her responsibilities as a director. The committee has established an aspirational continuing education guideline for approximately one half of the members of our Board of Directors to attend a continuing education program every year.

Environmental, Nuclear, Health and Safety Committee

The Environmental, Nuclear, Health and Safety Committee held two joint meetings in 2012. The committee currently consists of D. C. Oestreich (Chair), P. E. Allen, S. B. McAllister, A. K. Newhall and J. D. Pyle. Each of the members of the committee is independent as defined by the NYSE corporate governance listing standards and applicable SEC rules.

The Environmental, Nuclear, Health and Safety Committee’s responsibilities are to review environmental policy and planning issues of interest to us, including matters involving the Company before environmental regulatory agencies and compliance with air, water and waste regulations. The committee also reviews health- and safety-related policies, activities and operational issues as they affect employees, customers and the general public.

Capital Approval Committee

The Company’s Capital Approval Committee held one meeting in 2012. The committee currently consists of M. L. Bennett, A. K. Newhall and D. C. Oestreich. Ms. Kampling is the Chair and a non-voting member of this committee.

The purpose of the Capital Approval Committee is to evaluate certain investment proposals where (1) an iterative bidding process is required, and/or (2) the required timelines for a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

Executive Committee

The Executive Committee held no meetings in 2012. The committee currently consists of M. L. Bennett, A. K. Newhall, D. C. Oestreich and C. P. Sanders, each the Chairperson of a committee. Ms. Kampling is the Chair and a non-voting member of this committee.

The purpose of the Executive Committee is to possess all the powers and authorities of the Board of Directors when the Board is not in session, except for the powers and authorities excluded for such a committee under the Wisconsin Business Corporation Law. The committee meets only when a regular, or special, Board of Directors meeting, or a meeting of the Capital Approval Committee, would be impractical and an important need exists that requires action.

Attendance and Performance Evaluations

Our Board of Directors held eight meetings in 2012, seven of which were joint meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board of Directors and each Board committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates the performance of the Chief Executive Officer on an annual basis.

Members of our Board of Directors are expected to attend our annual meeting of shareowners. All members of our Board of Directors were present for our 2012 Annual Meeting, with the exception of Ms. Pyle.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Principles are available on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption.

The Board of Directors has adopted certain categorical standards of independence to assist it in making determinations of director independence under the NYSE corporate governance listing standards. The categorical standards are available in Appendix A to our Corporate Governance Principles available on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption.

The Board of Directors also gave consideration to certain other factors in relation to an independence determination. Messrs. Allen, Hazel, Oestreich and Ms. Pyle serve as consultants, executive officers and/or directors of companies that are customers of our public utility subsidiaries. These customer relationships do not constitute a material relationship under the NYSE corporate governance listing standards cited above or the SEC rules governing related person transactions. However, each of these circumstances was evaluated under the applicable NYSE corporate governance listing standards and applicable SEC rules. The Board determined that these factors did not impair the independence of these directors.

Based on these standards and this evaluation, the Board of Directors has affirmatively determined by resolution that each of Messrs. Allen, Bennett, Hazel, Oestreich, and Perdue and Mses. McAllister, Newhall, Pyle and Sanders has no material relationship with us and, therefore, is independent in accordance with the NYSE corporate governance listing standards. The Board of Directors will regularly review the continuing independence of the directors.

The Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the NYSE corporate governance listing standards. The Audit, Compensation and Personnel, and Nominating and Governance Committees must consist of all independent directors.

Related Person Transactions

We have adopted a written policy that we will annually disclose information regarding related person transactions that is required by regulations of the SEC to be disclosed, or incorporated by reference, in our Annual Report on Form 10-K. For purposes of the policy:

The term “related person” means any of our directors or executive officers, or nominee for director, and any member of the immediate family of such person.

A related person transaction is generally a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. A related person transaction does not include:

•	the payment of compensation by us to our executive officers, directors or nominee for director;

•	a transaction if the interest of the related person arises solely from the ownership of our shares and all shareowners receive the same benefit on a pro rata basis;

•

a transaction in which the rates or charges involved are determined by competitive bids, or that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed and in conformity with law or governmental authority; or

•	a transaction that involves our services as a bank, transfer agent, registrar, trustee under a trust indenture, or similar services.

Furthermore, a related person is not deemed to have a material interest in a transaction if the person’s interest arises only (i) from the person’s position as a director of another party to the transaction; (ii) from the ownership by such person and all other related persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership) that is a party to the transaction; (iii) from such person’s position as a limited partner in a partnership and all other related persons have an interest of less than 10% of, and the person is not a general partner of or holds another position in, the partnership; and (iv) from both such director position and ownership interest. Pursuant to the policy, each of our executive officers, directors and nominees for director is required to disclose to the Nominating and Governance Committee of the Board of Directors certain information regarding the related person transaction for review, approval or ratification by the Nominating and Governance Committee. Such disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction.

The Nominating and Governance Committee’s decision whether or not to approve or ratify the related person transaction should be made in light of the Committee’s determination as to whether consummation of the transaction is believed by the Committee to not be, or to have been contrary to, the best interests of our company. The Committee may take into account the effect of a director’s related person transaction on such person’s status as an independent member of our Board of Directors and eligibility to serve on Board committees under SEC and NYSE rules.

Based on these standards, we had no related person transactions in 2012, and no related person transactions are currently proposed.

Board Leadership Structure; Executive Sessions

Our Bylaws and our Corporate Governance Principles provide that the Board of Directors is responsible to select a Chairperson and a Chief Executive Officer. Our Corporate Governance Principles also provide that the Board of Directors should have the flexibility to decide whether it is best for our company that the two positions be filled by the same individual and that, if the Chairperson of the Board is not an independent director, the chairperson of the Nominating and Governance Committee will be designated the Lead Independent Director. The Board of Directors has determined that the positions of Chairperson of the Board and Chief Executive Officer should be held by one individual with the use of a Lead Independent

Director. In choosing to combine the roles of Chairperson of the Board and Chief Executive Officer, the Board of Directors has expressed its belief that our management, through the Chairperson and Chief Executive Officer, should have the primary accountability, and the responsibility to act as the spokesperson, for us. The Board of Directors believes that maintaining the positions of Chairperson and Chief Executive Officer in a single individual will promote a consistent and accurate message to our investors, employees, customers and other constituencies.

While our Corporate Governance Principles do not grant the Lead Independent Director any special authority over management, both the Board of Directors and management recognize the Lead Independent Director as a key position of leadership within the Board of Directors. Our Corporate Governance Principles do provide that the Lead Independent Director will preside at regular executive sessions of the Board of Directors without management participation. We believe that the use of a Lead Independent Director has proven effective for us and has greatly facilitated communication of important issues between the Board of Directors and the Chief Executive Officer. Subsequent to the adoption of our Corporate Governance Principles formally establishing the Lead Independent Director position, our Lead Independent Director’s role has developed to include additional board governance activities, including the following examples:

•	communicating applicable information arising out of the deliberations in executive sessions to the Chairperson and Chief Executive Officer;

•	reviewing with the Chairperson and Chief Executive Officer items of importance for consideration by the Board of Directors;

•	acting as principal liaison between the independent directors and the Chairperson and Chief Executive Officer on sensitive issues;

•	discussing with the Chairperson and Chief Executive Officer important issues to assess and evaluate the view of the Board of Directors;

•	consulting and meeting with any or all of our independent directors, at the discretion of either party and with or without the attendance of the Chairperson and Chief Executive Officer;

•	in conjunction with the Nominating and Governance Committee, recommending to the Chairperson the membership of the various board committees and selection of the board committee chairs;

•	in conjunction with the Nominating and Governance Committee, interviewing all board candidates and making recommendations to the Board of Directors on director nominees;

•	mentoring and counseling new members of the Board of Directors to assist them in becoming active and effective directors;

•	in conjunction with the Nominating and Governance and Compensation and Personnel Committees, reviewing and approving the philosophy of, and program for, compensation of the independent directors; and

•

evaluating, along with the other members of the Board of Directors, the Chief Executive Officer’s performance and meeting with the Chief Executive Officer to discuss the Board of Directors’ evaluation.

As the Chairperson of the Nominating and Governance Committee, Mr. Bennett is currently designated as the Lead Independent Director. At every regular meeting of the Board of Directors, the independent directors meet in executive session with no member of our management present.

Risk Oversight

Our Corporate Governance Principles provide that the Board of Directors is responsible for overseeing and understanding our vision and mission, strategic plan, overall corporate risk profile, risk parameters and annual operating plan for monitoring whether these plans are being implemented effectively. The Board of Directors annually conducts a broad based risk assessment. For 2012, this risk assessment was conducted in association with reviews by the vice president and treasurer. The methodology of the risk assessment identifies key themes and trends, quantifies our key risks and develops mitigation plans and strategies. This assessment provides the platform to develop appropriate audit plans and to ensure resources are devoted to areas having the highest risk. This assessment culminates in the Strategic Risk Assessment Report to the Board of Directors. On an on-going basis, the Audit Committee regularly discusses our policies with respect to risk assessment and risk management, our financial risk exposures and the steps we have taken to monitor and control such exposures. The Board of Directors relies on the Compensation and Personnel Committee to address potential risks arising from our general compensation programs and policies for all employees, and the Compensation and Personnel Committee conducted an assessment in 2012 of these policies and practices to determine whether risks arising from them were reasonably likely to have a material adverse effect on us as described in further detail under “Compensation Committee Risk Assessment” below.

Communication with Directors

Shareowners and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the Lead Independent Director, by providing such communication in writing to our Corporate Secretary, who will post such communications directly to our Board of Directors’ website.

Ethical and Legal Compliance Policy

We have adopted a Code of Conduct, that serves as our code of ethics, and that applies to all employees, including our chief executive officer, chief financial officer and chief accounting officer, as well as our Board of Directors. We make our Code of Conduct available on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, the Code of Conduct by posting such information on our website.

OWNERSHIP OF VOTING SECURITIES

Listed in the following table are the number of shares of our common stock beneficially owned as of February 28, 2013, by (1) the executive officers listed in the Summary Compensation Table, (2) all of our director nominees and directors, and (3) all director nominees, directors and the executive officers as a group. The directors and executive officers as a group owned less than 1% of the outstanding shares of common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of common stock on that date. No director or officer owns any other equity of Alliant Energy Corporation or any of its subsidiaries.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)
EXECUTIVE OFFICERS(2)
Thomas L. Aller	59,803	(3)
Thomas L. Hanson	37,105	(3)
John O. Larsen	26,904	(3)
James H. Gallegos	13,860
Wayne A. Reschke	13,891

DIRECTOR NOMINEES
Michael L. Bennett	32,066	(3)
Darryl B. Hazel	11,263	(3)
David A. Perdue	25,460	(3)

DIRECTORS
Patrick E. Allen	1,994	(3)
William D. Harvey	128,781	(3)(4)
Patricia L. Kampling	77,063	(3)(5)
Singleton B. McAllister	14,249	(3)
Ann K. Newhall	19,736	(3)
Dean C. Oestreich	21,156	(3)
Judith D. Pyle	19,259	(6)
Carol P. Sanders	17,400	(3)

All Executive Officers and Directors as a Group (17 people)	523,063	(3)

(1)	Total shares of Company common stock outstanding as of February 28, 2013 were 110,922,015.

(2)	Stock ownership of Mr. Harvey and Ms. Kampling is shown with the directors.

(3)

Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Harvey — 3,769 and Mr. Aller — 1,000; shares of common stock held in deferred compensation plans: Mr. Allen — 479, Mr. Bennett — 31,549, Mr. Hazel — 10,559, Ms. Kampling — 1,692, Ms. McAllister — 8,368, Ms. Newhall — 18,520, Mr. Oestreich — 20,156, Mr. Perdue — 25,460, Ms. Sanders — 17,400, Mr. Aller — 9,304, Mr. Hanson — 4,328, Mr. Larsen — 7,059, (all executive officers and directors as a group — 154,874); and stock options exercisable on or within 60 days of February 28, 2013: Mr. Aller — 21,654 (all executive officers and directors as a group — 21,654).

(4)	Mr. Harvey retired effective March 31, 2012. The number of shares reported in the table above is as of January 8, 2013, the last date on which we were able to obtain the information for Mr. Harvey.

(5)	Includes 15,011 shares pledged to secure loans.

(6)	Ms. Pyle will retire effective on the day of the 2013 Annual Meeting of Shareowners.

The following table sets forth information, as of December 31, 2012, regarding beneficial ownership by the only persons known to us to own more than 5% of our common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
BlackRock, Inc. (and certain affiliates) 40 East 52nd Street New York, NY 10022	9,740,268	0	9,740,268	0	9,740,268	8.78%

We own all of the outstanding common stock of IPL and WPL. None of our directors or officers own any shares of preferred stock of IPL or WPL. As of December 31, 2012, Wells Fargo and Company owned 12,942 shares which represented 19.92 percent of the 4.96% series of WPL preferred stock. On March 20, 2013, WPL redeemed all series and outstanding shares of its preferred stock.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This compensation discussion and analysis explains our compensation philosophy, policies and practices with respect to our named executive officers. For calendar year 2012, our named executive officers were:

Named Executive Officer	Title
Patricia L. Kampling	Chairman of the Board of Directors, Chief Executive Officer and President, and Chairman and Chief Executive Officer of IPL and WPL
Thomas L. Hanson	Senior Vice President and Chief Financial Officer
Thomas L. Aller	Senior Vice President — Operations Support and President of IPL
John O. Larsen	Senior Vice President — Generation and President of WPL
James H. Gallegos	Vice President and General Counsel

Additionally, per proxy regulations, the compensation of the Company’s former President, Chief Executive Officer and Chairman of the Board, William D. Harvey, who retired effective March 31, 2012, and Wayne A. Reschke, Vice President – Human Resources, whose position ceased to be an executive officer position in 2012, is described herein.

Linkages Between Company Performance and Executive Compensation

Our core business is delivering regulated electric and natural gas service in our Iowa, Wisconsin and Minnesota service territories. We deliver value to our shareowners and customers through three key elements: competitive costs, safe and reliable service, and balanced generation. We refer to the achievement of these elements as our strategic plan.

In 2012, we delivered strong performance both to our shareowners and our customers despite the continued challenging macroeconomic and competitive environment.

We note the following Company performance achievements in 2012:

•	Adjusted 2012 utility earnings per share of $2.87 exceeded the target of $2.75 and represented a 5.5% increase over 2011 adjusted results. (Adjustments are described below.)

•

At the end of 2012, our relative total shareowner return compared to the Edison Electric Institute (EEI) Stock Index was at the 55th percentile for the last year, the 87th percentile over the last three years and the 53rd percentile over the last five years.

•

At the end of 2012, our relative total shareowner return compared to the S&P Midcap Utility Index performed at the 47th percentile for the last year, the 89th percentile over the last three years and the 47th percentile over the last five years.

•	For the one-, three- and five-year periods ending on December 31, 2012, our total shareowner returns were approximately 4%, 65% and 36%, respectively.

•	2012 adjusted cash flows from our utilities and service company of $743 million exceeded the 2012 target of $700 million.

•	Cumulative, operational goal performance in 2012 was above target.

The following table demonstrates our pay for performance linkage by displaying the results of our financial performance goals used in our performance pay programs and performance payouts over the past three years.

Year	Adjusted Utility Earnings Per Share From Continuing Operations*	Target Utility Earnings Per Share from Continuing Operations	Annual Performance Payout as % of Target	Relative Total Shareowner Return (Three Years)**	Performance Share Payout as % of Target	Performance Contingent Restricted Stock Vesting
2010	$2.68	$2.45	130%	45th percentile	75%	Yes
2011	$2.72	$2.70	101%	75th percentile	162.5%	Yes
2012	$2.87	$2.75	119%	89th percentile	197.5%	No

*	Throughout this discussion, references to utility earnings include earnings from our utilities and service company.

**	Total Shareowner Return as compared to the S&P Utility Midcap Index.

Review of Our Executive Compensation Program

The Company’s Compensation and Personnel Committee (the “Compensation Committee”) regularly reviews our executive compensation program, market trends and corporate governance practices. The Compensation Committee has made several changes in the past to improve our corporate governance and ensure that we are providing appropriate compensation and benefits to our named executive officers, including:

•

We have made continued progress on our policy to reduce and substantially eliminate the amount of perquisites paid to our named executive officers. For example, in 2012, we suspended new supplemental retirement plans for future officers.

•	In 2013, we adopted a policy prohibiting future pledging of company stock.

•

In 2011, we adopted a broader peer group to determine relative shareowner return, which better reflected our market capitalization, for measuring performance for purposes of our long-term performance share grants.

•

In 2011, we discontinued the use of personal performance “modifiers” under our Management Incentive Compensation Plan with respect to our named executive officers in order to ensure that all annual performance payouts to our named executive officers are contingent solely on Company performance.

•

In 2011, we undertook a review of our compensation programs, which resulted in the amendment of many such programs to better reflect market practices and to enact several technical and legal changes to our plans, such as tightening the definition of change in control.

•	Our annual performance pay plan includes clawback language.

•	None of our existing executive separation arrangements have Section 280G gross-up provisions.

Executive Compensation Objectives and Principles

We believe that our strategic plan is best implemented if our executive compensation program is designed to achieve the following key compensation objectives:

•

Reward Strong Performance: motivate and reward executives to contribute to the achievement of our business objectives by strengthening the relationship between pay and performance through variable at-risk compensation.

•

Align Executives’ and Shareowners’ Interests: align named executive officers’ interests with those of our shareowners by delivering a significant proportion of total compensation through equity and tying a portion of our long-term pay directly to total shareowner return.

•	Attract and Retain Valuable Officers: attract and retain the best possible personnel through competitive compensation that is comparable to that of similar companies.

We believe these objectives attract, retain and motivate a highly proficient executive management team that is actively engaged in producing results for our shareowners and customers. Based on these objectives, the Company’s Compensation Committee considered the principles and the other factors described below when making compensation decisions.

We adhere to the following compensation principles, which are intended to facilitate the achievement of our compensation objectives:

•	Target Total Compensation to Market Median: total aggregate compensation levels should be targeted at the median (50th percentile) of total aggregate compensation paid in the market.

•

At-Risk Compensation: a substantial portion of our named executive officers’ compensation should be based on achievement of performance goals, with long-term equity awards delivering a majority of the performance-based pay.

•	Equity-Ownership: named executive officers should have significant holdings of our common stock.

•

Minimized Systemic Risk-Taking: compensation programs should be developed to properly mitigate unintended risk-taking incentives, including providing a mix of long-term and short-term compensation and using multiple performance criteria to determine awards.

•

Access to Retirement Programs: named executive officers should have access to retirement plans commonly in use among comparable companies, including deferred compensation plans, pension plans, certain non-qualified retirement plans and 401(k) savings plans.

Components of Executive Compensation Program

The major elements of the executive compensation program are base salary, short-term (annual) and long-term (equity) performance plans, retirement and other benefits. In setting the level for each major component of compensation, we consider an executive officer’s total compensation (which consists of all elements of compensation including employee benefit programs), competitive market compensation data, the current market for talent, our historic levels of compensation, company culture, individual and company performance, the executive’s length of tenure and internal pay equity. The table below summarizes the function of each component of compensation, each of which is described in more detail below.

Component	Description	Objective within Compensation Program
Base Salary	Fixed compensation, subject to annual review and increased or decreased in response to changes in responsibility, performance, length of service or competitive practice.	• Provides base compensation at a level consistent with competitive practices. • Reflects roles, responsibilities, skills, experience and performance. • Adheres to market practice.
Annual Performance Pay	Annual cash performance pay based on achievement of objective utility and service company financial and operational performance measures.

•    Motivates and rewards for achievement of annual utility and service company goals.

•    Aligns management and key stakeholder interests by linking pay and performance.

•    Promotes achievement of strategic plan by linking pay to achievement of strategic goals.

Long-Term Equity	Allows grant of a variety of types of awards, including performance contingent restricted stock, performance shares and time-based restricted stock.

•    Motivates and rewards financial performance over a sustained period.

•    Aligns management and shareowner interests by encouraging management ownership.

•    Enhances retention of management personnel.

•    Rewards strong total shareowner return and earnings growth.

•    Links pay to performance relative to peers.

Other Benefits	Deferred compensation and other retirement benefits.	• Provides for current and future needs of the executives and their families. • Enhances recruitment and retention. • Adheres to competitive market practice.
Contractual and Severance Arrangements	Key Executive Employment and Severance Agreements (KEESAs) and Executive Severance Plan: contingent amounts payable only if employment is terminated under certain conditions.	• Enhances retention of management personnel by providing employment continuity. • Encourages the objective evaluation and execution of potential changes to Alliant Energy’s strategy and structure.

In order to properly reward strong performance, we weigh performance-based pay more heavily than other elements of our named executive officers’ total direct compensation. In 2012, performance pay accounted for 50% to 78% of target total direct compensation for our named executive officers. The following table shows the breakdown of the total direct compensation pay mix for each of our named executive officers in 2012. The figures in this table were calculated using targeted compensation for 2012 and therefore may differ from the actual payments for 2012 as reported in the Summary Compensation Table below.

Named Executive Officer	Title	Salary as a % of Total	All Performance Awards as a % of Total	Annual Performance Awards as a % of Total	Long-Term Awards as a % of Total
Patricia L. Kampling	Chairman, Chief Executive Officer and President, and Chairman and Chief Executive Officer of IPL and WPL	22%	78%	25%	53%
Thomas L. Hanson	Senior Vice President and Chief Financial Officer	31%	69%	22%	47%
Thomas L. Aller	Senior Vice President-Operations Support and President of IPL	46%	54%	21%	33%
John O. Larsen	Senior Vice President-Generation and President of WPL	44%	56%	20%	36%
James H. Gallegos	Vice President and General Counsel	36%	64%	21%	43%
Wayne A. Reschke	Vice President-Human Resources	40%	60%	22%	38%
William D. Harvey	Former Chief Executive Officer and Chairman of the Board of Directors	50%	50%	50%	0%

Process for Setting Executive Compensation

Our compensation programs are subject to a thorough review process that includes Compensation Committee review and approval of all elements of our executive compensation program; the advice of an independent, third-party compensation consultant; and a Compensation Committee of independent directors that meets in executive session without management at every meeting.

Role of Compensation Committee

The Compensation Committee sets each component and level of compensation for the Company’s named executive officers and other executive officers. As context for its review, the Compensation Committee regularly reviews compensation reports prepared by the Compensation Committee’s outside compensation consultant, including reports on competitive pay practices, compensation trends, potential payouts under various termination scenarios and competitive compensation level data.

Role of Chief Executive Officer

The Chief Executive Officer recommends the level of compensation for the Company’s named executive officers and other senior Company executives, other than herself. She is present and available to the Compensation Committee during their meetings with respect to the compensation of the Company’s named executive officers and other senior Company executives, except when her own compensation is considered in executive session. The Company’s human resources staff compiles data and provides reports to the Compensation Committee to assist in their deliberations. The Chief Executive Officer’s compensation package is determined by the Compensation Committee in executive session.

Role of Independent Compensation Consultant

The Compensation Committee receives data, analysis and support from Pay Governance, an independent, nationally recognized executive compensation consulting firm. During 2012, Pay Governance met with management and participated in Compensation Committee meetings, analyzed the competitive level of compensation for each of the named executive officers, and provided information regarding executive compensation trends. Pay Governance was engaged by and reports solely to the Compensation Committee, and meets with the Compensation Committee at each meeting in executive session.

Role of Benchmarking

We utilize compensation data provided by Pay Governance from both the utility and broader general industries in determining the appropriate levels of compensation for our executive officers. Although our business is focused in the utility sector, we believe that the competitive labor market for our company includes both general industry and the utility industry, particularly for those executives who serve in a general management capacity.

The Pay Governance benchmark data from the utility sector used in 2012 were drawn from Towers Watson’s 2011 Energy Services Industry Executive Compensation Database (the “2011 Energy Services database”), a survey of over 60 companies, which comprises nearly all U.S. utilities. The Pay Governance general industry data were obtained from Towers Watson’s 2011 General Industry Executive Compensation Database, a survey of over 400 companies, the majority of which are Fortune 1000 companies (the “2011 General Industry database”), which we considered to be a fair gauge of compensation practices among leading companies. In using these broad-based surveys, we considered only aggregate data and did not select any individual companies for comparison. By focusing on the data in the aggregate, we can avoid the undue impact of statistically outlying companies and obtain a general understanding of compensation practices in the market. All of the survey data were updated to January 2012 using a 3% annual update factor, as 3% was the anticipated average annual increase for the survey companies. The data from each of the companies in both databases were size-adjusted based on gross revenue. We refer to the median in these surveys as our “market reference point” throughout the following discussion.

For general management positions, including with respect to Ms. Kampling, Messrs. Hanson, Gallegos and Reschke, equally blended utility and general industry data from these databases are used as our primary market reference point for compensation, reflecting the broader talent market for these jobs. For utility-specific operating positions, including with respect to Messrs. Aller and Larsen, energy industry data are used as our market reference point. See “Meetings and Committees of the Board — Compensation and Personnel Committee” for more details.

The Compensation Committee targets aggregate compensation for executive officers to the market reference point of the appropriate market survey. Total compensation includes salary and targeted annual and long-term performance pay opportunities. Generally, total aggregate compensation that falls within 15% of the market reference point is considered to be at target. This practice allows for differentiation among individual executive officers based on time in the position, increased responsibilities or outstanding job performance. The aggregate total targeted compensation of all named executive officers fell within 15% of the market reference point in 2012.

Components of Executive Compensation Program — Base Salary

We pay base salaries to provide management with a level of fixed compensation at competitive levels to reflect their professional skills, responsibilities and performance, and to attract and retain key executives. Because the Company is not contractually bound to pay particular levels of base salary to our executive officers, we have the flexibility to make adjustments to take into consideration changes in the market, responsibilities and performance against job expectations. We also consider the nature of the position; the responsibilities, skills, experience and tenure of the officer; and his or her past performance.

The following table sets forth the base salaries of each named executive officer as of the end of the 2012 and 2011 calendar years, as well as the percentage change from the prior year.

Named Executive Officer	2012 Base Salary		2011 Base Salary		Percentage Increase
Patricia L. Kampling*		*		*	*
Thomas L. Hanson	$406,000		$329,800		23%
Thomas L. Aller	$298,700		$290,000		3%
John O. Larsen	$320,000		$301,500		6%
James H. Gallegos	$331,000		$310,000		7%
Wayne A. Reschke	$285,000		$265,000		8%
William D. Harvey		**	$900,000		0%

*	The Company made an organizational change in which Ms. Kampling replaced Mr. Harvey as Chairman and Chief Executive Officer effective April 1, 2012. In connection with her promotion, Ms. Kampling’s salary was increased, effective on April 1, 2012, to an annual salary of $740,000. Prior to April 1, 2012, Ms. Kampling’s salary was $500,000.

**	Mr. Harvey’s annual base salary was unchanged from 2011 due to his plan to retire on March 31, 2012.

Base salary increases shown above greater than 3% reflect efforts to bring total targeted compensation in line with market.

Components of Executive Compensation Program — MICP Annual Performance Pay Plan

Our executive officers, including our named executive officers, are eligible to participate in the Management Incentive Compensation Plan, or MICP, which is our annual performance pay plan and was adopted under our 2010 Omnibus Incentive Plan. The MICP provides executive officers with the opportunity for annual cash performance payments tied directly to the achievement of company performance goals. The MICP encourages executive officers to achieve superior annual performance on key financial and operational goals. The Compensation Committee sets goals designed to drive annual performance and align the interests of management with the interests of our shareowners and customers.

The Compensation Committee considers benchmark data, tenure in a position and individual responsibilities when setting targeted annual performance opportunities. Based on these factors, the Compensation Committee approved target payout levels for our named executive officers under the 2012 MICP as set forth in the table below.

Named Executive Officer	MICP Target Payout as a Percentage of Base Salary
Patricia L. Kampling	105%
Thomas L. Hanson	70%
Thomas L. Aller	45%
John O. Larsen	45%
James H. Gallegos	60%
Wayne A. Reschke	55%
William D. Harvey	100%

Ms. Kampling’s target payout level was raised to 105% of salary due to her promotion to Chief Executive Officer in 2012. Mr. Harvey’s target payout level was unchanged from 2011 due to his plan to retire on March 31, 2012.

We pay annual performance awards from a pool of funds that we establish for MICP payments. The Compensation Committee establishes goals based primarily on utility performance, which it derives from our strategic plan and from operational benchmarks intended to benefit our shareowners, customers and employees. These performance goals apply to all named executive officers and determine the funding level of a performance pool. Adjusted utility earnings per share from continuing operations determine whether or not the performance pool will be funded. If the adjusted utility earnings per share threshold (shown in the table below) is not met, then the performance pool is not funded and no performance awards are paid under the MICP. After the adjusted utility earnings per share threshold is met, then a percent of the performance pool is funded based on the achievement of the goals described below. If all such goals are met at target levels, the performance pool is funded at 100% of target. The size of the performance pool and payment to named executive officers will vary, from 0% to 150% of target, based on goal performance.

The performance goals, targets and actual 2012 performance were:

Goal	Percent of Performance Pool	Target	Actual	Percent Payment Toward Performance Pool
Adjusted earnings per share from continuing operations of our utilities (“EPS”)	60%	EPS: Threshold: $2.48 Target: $2.75 Maximum: $3.10	$2.87*	66.0%
Adjusted cash flows from utilities and service company (“Cash Flows”)	10%	Cash Flows: Threshold: $630 million Target: $700 million Maximum: $805 million	$743 million**	12.1%
Customer satisfaction	10%	Complaints to Regulators: Threshold: 708 Target: 644 Maximum: 547	421	15.0%
Power supply availability	5%	Availability of Tier One Plants: Threshold: 83% Target: 84% Maximum: 86%	84.4%	5.5%
Power supply reliability	5%	SAIDI/SAIFI Reliability Index: Threshold: 90% Target: 100% Maximum: 115%	112%	7.0%
Safety	5%	OSHA Recordable Incident Rate: Threshold: 4.24 Target: 3.69 Maximum: 3.32	2.87	7.5%
Diversity (goal achieved if two of the three goals are met)	5%	Minority Employees: Threshold: 4.9% Target: 5.4% Maximum: 6.1%	5.2%	1.3%
		Women in Non-Traditional Jobs: Threshold: 9.0% Target: 9.4% Maximum: 10.0%	9.7%	2.1%
		Spending to Minority and Women-Owned Businesses: Threshold: $55.8 million Target: $62 million Maximum: $71.1 million	$97 million	2.5%
TOTAL	100%			119.0%

*	This non-GAAP number is intended to represent ongoing operations of the utilities and service company by excluding the effects of certain charges for asset write-downs, regulatory-related charges and tax apportionment charges related to the proposed sale of a subsidiary. These excluded items are not reflective of ongoing operations of the utilities and service company and are therefore excluded when determining executive compensation.

**	This non-GAAP number excludes the effects of sales of customer accounts receivable, net of tax pension contributions and net collateral held or paid by the utilities and service company.

The performance goals are combined to determine the annual performance payment for each executive officer. The performance goal achievement of 119% was multiplied by each named executive officer’s target payout percentage and base salary at December 31, 2012 to set final annual performance payments. The individual annual performance payments made for 2012 are reported below in the Summary Compensation Table.

The MICP provides for the clawback of annual performance payments in the event that fraud, intentional misconduct or gross negligence leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of annual performance payments if the payment would have been lower based on the restated financial results. This policy will be refined as appropriate following the release of final regulations by the SEC governing clawback policies.

Components of Executive Compensation Program — Long-Term Performance Pay

We award long-term performance pay based on the achievement of longer-term, multi-year financial goals. In 2012, we granted long-term performance pay to named executive officers in the form of performance-contingent restricted stock and performance shares, in each case granted under our 2010 Omnibus Incentive Plan. All of the equity awards granted to named executive officers in 2012 were performance-based and will be forfeited if performance results are not achieved in future years.

The Compensation Committee considers benchmark data, tenure in a position, individual responsibilities and competitiveness of the total compensation package when determining the value of each executive officer’s long-term performance pay opportunity. Based on these factors, the Compensation Committee approved grants of long-term equity awards to our named executive officers with targeted grant values determined according to the percentages of base salary set forth in the table below. The Compensation Committee approves the dollar value of the long-term equity awards to be granted prior to the actual grant date, and we grant the number of shares necessary to approximate that dollar value based on the fair market value of our share price on the grant date.

Named Executive Officer	Long-Term Equity Grants in 2012 as a Percentage of Base Salary
Patricia L. Kampling*	*
Thomas L. Hanson	150%
Thomas L. Aller	70%
John O. Larsen	80%
James H. Gallegos	120%
Wayne A. Reschke	95%
William D. Harvey	N/A**

*	Ms. Kampling’s long-term performance target percentage was set to reflect her change in positions during 2012. The total value of her long-term performance opportunity was a blended amount representing 150% of her base salary for the period prior to April 1, 2012, and 265% of her salary for the period after April 1, 2012.

**	Mr. Harvey did not receive a long-term equity grant in 2012 due to his retirement in March 2012.

We believe our two types of long-term equity awards, performance-contingent restricted stock and performance shares, provide performance-based incentives for our named executive officers to produce value for our shareowners over the long term on both an absolute basis and a relative basis. Performance-contingent restricted stock vests if our consolidated income from continuing operations achieves specified growth objectives in two, three or four years. This rewards absolute long-term growth. We set the rate of growth required for the performance-contingent restricted stock to vest based on the successful and timely execution of our strategic plan. Performance shares vest and pay out at varying levels depending on our relative total shareowner return as compared to the component companies of the EEI Stock Index. This rewards the outperformance of our peers and superior return to shareowners. The Compensation Committee granted long-term equity awards in 2012 consisting of 50% performance shares and 50% performance-contingent restricted stock to equally emphasize absolute and relative long-term performance.

We have not issued stock options since 2004 because we believe that performance contingent restricted stock and performance shares provide appropriate performance opportunities to our executives.

Performance Contingent Restricted Stock

In 2012, the Compensation Committee granted performance contingent restricted stock to our named executive officers that will vest in two, three or four years if consolidated income from continuing operations grows 10% over the Company’s 2012 budgeted consolidated income from continuing operations. The performance contingent restricted stock will vest in two, three or four years if our consolidated income from continuing operations in any year is $355.7 million. Consolidated income from continuing operations is a non-GAAP measure and is calculated excluding the effects of the following, if the amount is over $4 million on a pre-tax basis and is not considered in the annual budget approved by our Board of Directors: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of an asset or business; (v) mergers, acquisitions or dispositions; and (vi) extraordinary, unusual and/or non-recurring items of gain or loss, that in all of the foregoing the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s periodic reports.

In 2012, the Committee amended certain termination provisions of the performance contingent restricted stock awards after a review of market practices. See POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL — Performance Contingent Restricted Stock Agreements and Performance Share Agreements for a description of the termination provisions.

Consistent with our pay for performance criteria, performance contingent restricted stock granted to our named executive officers in 2009 were forfeited because the applicable performance criteria were not met as of December 31, 2012, the end of the fourth year of the performance period.

Performance Shares

In 2012, the Compensation Committee granted performance shares to our named executive officers. The vesting of the performance shares is based on our relative total shareowner return over a three-year period. We calculate total shareowner return by measuring the closing price of our common stock as of the first business day of the performance period against the closing price of our common stock as of the last business day of the performance period, plus the amount of dividends paid on such stock (based on reinvestment as of the end of the month of the dividend payment) and the compounding effect of dividends paid on reinvested dividends over that period. Performance shares provide a 100% payout, or target payout, if our relative total shareowner return over three years is equal to the median performance of a specific peer group selected by the Compensation Committee. The Compensation Committee selected the Edison Electric Institute (EEI) Stock Index as the peer group for the 2012 grants of performance shares because the EEI Stock Index more accurately reflected our relative market capitalization compared to the S&P 400 Midcap Utility Index, which we used prior to 2011. Performance share payouts are capped at 200% of the target payout. The following table shows the level of performance share payouts based on our total shareowner return as compared to the EEI Stock Index.

Company’s Percentile Rank	Percent of Target Value Payout
90th percentile or greater	200%
80th percentile	175%
70th percentile	150%
60th percentile	125%
50th percentile	100%
45th percentile	75%
40th percentile	50%
Below 40th percentile	0%

Performance shares allow the named executive officer to receive a payment in shares of our common stock, cash, or a combination of our common stock and cash, the value of which is equal to the number of shares awarded, adjusted by the performance multiplier. If the named executive officer chooses to take the payment in cash, the amount of the payout is determined by multiplying the number of shares earned by the stock value on a date chosen by the Compensation Committee. The Compensation Committee chooses this date in advance of issuing the shares.

In 2012, the Committee amended certain termination provisions of the performance share awards after a review of market practices. See POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL — Performance Contingent Restricted Stock Agreements and Performance Share Agreements for a description of the termination provisions.

Components of Executive Compensation Program — Other Benefits

We also offer benefit programs to our named executive officers with a focus toward their retirement consistent with those of our peer group. We provide these benefits to remain competitive with the general market for named executive officers. These programs include a 401(k) savings plan, a deferred compensation plan and various pension benefits. The benefit programs are designed to be competitive in attracting, retaining and motivating our named executive officers by providing competitive retirement benefits and to incentivize our named executive officers to promote the Company’s interests over a long time-horizon. A brief description of the plans is set forth in the table below.

Benefit	Description
Alliant Energy Deferred Compensation Plan (the “AEDCP”)	Enables participants to defer up to 100% of base salary and annual performance pay awards on a pre-tax basis and to receive earnings or incur losses on the deferrals until the date of distribution. The shares of Alliant Energy common stock identified as obligations under the AEDCP are held in a rabbi trust.
Cash Balance Pension Plan	Offers flexible payment options and steady growth of retirement funds. The Cash Balance Pension Plan was frozen for participants effective August 2, 2008. Employees hired after December 25, 2005 do not participate.
Enhanced 401(k) Savings Plan	Provides for a match of $0.50 on each dollar for the first 8% of compensation contributed to their 401(k) Savings Plan account by the employee up to the IRS maximum. In addition, we contribute a percentage of employees’ salaries to their 401(k) accounts. The amount of the company contribution ranges from 4% to 6% of an employee’s salary, depending on the employee’s age and number of years of service at the company.
Excess Retirement Plan	Provides the benefit that the participants would have earned under the Cash Balance Pension Plan and the 401(k) Savings Plan but for statutory limitations on employer-provided benefits imposed on those tax-qualified plans, and accruals earned on their deferrals into the AEDCP.
Supplemental Retirement Plan (“SRP”)	Provides retirement compensation in addition to the benefits provided by the Cash Balance Pension Plan and 401(k) Savings Plan, which are limited by the Internal Revenue Code of 1986, which we refer to as the tax code. Generally payable only if the executive remains with us until retirement, disability or death. We do not anticipate providing SRP benefits to executives hired in 2013 or thereafter.
Split Dollar / Reverse Split Dollar Life Insurance Plan	We pay the premiums for this insurance and these payments are taxable to the individual officers. We reimburse these executive officers for taxes associated with certain of these policies. These specific policies were grandfathered in 1998 and we no longer offer the policies to other executive officers as part of total executive compensation.

See “Nonqualified Deferred Compensation” below for more information regarding the AEDCP. See “Pension Benefits” below for more information regarding the Alliant Energy Cash Balance Pension Plan, the Excess Retirement Plan and the SRP.

The Compensation Committee reviews benefit programs on a periodic basis to determine effectiveness and identify any necessary changes. Based on market data showing a trend away from SRPs, we do not anticipate providing SRP benefits to executives hired in 2013 or thereafter. The Compensation Committee does not believe this change will inhibit our ability to attract and retain executive officers.

Perquisites

In general, we have eliminated most perquisites that were provided to our named executive officers. Our named executive officers remain eligible for executive physicals and long-term disability insurance, which were in excess of the benefits provided to our other employees. In 2012, we conducted a security evaluation. We had not conducted a security evaluation for many years. We paid for various improvements to Ms. Kampling’s personal residence that were recommended as a result of the evaluation, and which are considered perquisites.

Post-Termination Compensation

KEESAs

We currently have in effect Key Executive Employment and Severance Agreements (KEESAs) with our executive officers, including our named executive officers (other than Mr. Harvey, who retired on March 31, 2012), and certain of our key employees, which provide certain severance benefits on a “double trigger” following a change in control. We believe the security afforded the executives by the KEESA will help the executives to remain focused on business continuity and reduce the distraction of the executive’s reasonable personal concerns regarding future employment during the uncertainty of a proposed change in control transaction. We believe the executives will be able to better consider the best interests of our company and its shareowners due to the economic security provided by the KEESA benefits.

The KEESAs are paid if, within a period of up to three years after a change in control for Ms. Kampling and two years for Messrs. Hanson, Gallegos, Aller, Larsen and Reschke, there has occurred both a change in control and loss of employment other than for cause, causing KEESA benefits to be subject to a “double trigger.” The double trigger mechanism ensures that only those executives adversely affected by a change in control would receive benefits under the KEESA. The cash termination benefit under the KEESA is up to three times base salary and target annual performance pay for Ms. Kampling and two times base salary and target annual performance pay for Messrs. Hanson, Gallegos, Aller, Larsen and Reschke.

The KEESAs are generally designed to avoid the adverse effects of Section 280G of the tax code. With respect to Messrs. Hanson, Gallegos, Aller, Larsen and Reschke, the KEESAs provide that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the tax code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount that he or she could receive without becoming subject to the 20% excise tax imposed by the tax code on certain excess parachute payments, or which we may pay without loss of deduction under the tax code. With respect to Ms. Kampling, the KEESA provides that if any portion of the benefits under the KEESA or under any other agreement would constitute an excess parachute payment for purposes of the tax code, she may receive the better of either a payment $1 less than the maximum amount she may receive without becoming subject to the 20% excise tax or the fully calculated payment subject to applicable excise taxes, for which she would be personally responsible. None of the KEESAs have Section 280G gross-up provisions.

We believe that the level of the benefits provided by the KEESAs to each executive officer reflects the appropriate amount of compensation necessary for our executive officers to consider our shareowners’ interests without interference of their own personal situation.

In consideration of the KEESA benefits, the executive agrees not to compete with us for a period of one year after the executive’s employment is terminated and to keep in confidence any proprietary information or confidential information for a period of five years after the executive’s employment is terminated. Both of these conditions can be waived in writing by our board of directors.

In connection with his retirement in 2012, Mr. Harvey terminated his KEESA and waived any rights thereunder.

See “Potential Payments upon Termination or Change in Control” for more information regarding the KEESAs.

Executive Severance Plan

We also maintain a general executive severance plan for executive officers in the event that an officer’s position has been eliminated or significantly altered by us. The executive severance plan is designed to provide economic protection to key executives following the elimination of their position so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which we may consider eliminating certain key positions. We believe the security afforded the executives by the severance plan will keep the executives focused on their duties at our company rather than on their personal concerns of job security. The plan provides for severance pay equal to one times annual base salary, payment of prorated performance-based pay within the discretion of the Chief Executive Officer, up to 18 months of COBRA coverage or participation in our subsidized retiree medical insurance program if eligible, six months of which are paid by us, outplacement services and/or tuition reimbursement of up to $10,000, and access to our employee assistance program. Eligibility for benefits under this plan is conditioned upon the executive executing a severance agreement and release form. All executive officer severance packages are approved by the Compensation Committee. We believe our executive severance plan is consistent with plans throughout the industry.

See “Potential Payments upon Termination or Change in Control” for more information regarding the Executive Severance Plan.

Employment Agreements and Separation Arrangements

We do not have any other employment agreements or separation agreements with our executive officers.

Executive Stock Ownership Guidelines

We have had stock ownership guidelines for our executives for many years. The guidelines require executives to own a certain number of shares of our common stock to further align the executive’s interest with that of the shareowners. We determine the required number of shares by taking the following multiples of the executive’s base salary as of the latest of (i) January 3, 2011, (ii) the date of hire or (iii) the date of promotion to a higher level of ownership requirement, as set forth in the table below.

Alliant Energy Level of Seniority	Stock Ownership Guideline
Chief Executive Officer	4 times base salary
President	3 times base salary
Executive Vice President	2.5 times base salary
Senior Vice President	2 times base salary
Vice President	1.5 times base salary

The multiple of salary was divided by the closing price of our stock on January 3, 2011, (or the date of hire or promotion, if later) to determine the number of shares that the executive is required to hold (rounded to the nearest 500-share increment). That number of shares will not change unless the executive is promoted. By setting the required number of shares this way, we mitigate the effect of short-term volatility on compliance caused by changes in our stock price and by changes in salary. Executives have five years from the date of their first long-term equity grant after their hire date or the date they were promoted into a position with a higher multiple to achieve the goal. Shares held outright, vested restricted stock, earned performance shares, shares held in the AEDCP, and shares held in the 401(k) Savings Plan count toward the ownership guidelines; unvested restricted stock and unearned performance shares do not count for this purpose.

Executives are required to hold 100% of the after-tax value of vested performance-contingent restricted shares until the share ownership guideline is met. Executives who have not yet met their share ownership level after five years are required to retain 100% of the after-tax value of vested long-term equity awards until the share ownership requirement is met. Our Chief Executive Officer retains the right to grant special dispensation for hardship, promotions or new hires. All of our current named executive officers who have held their current positions for five years are in compliance with the share ownership guidelines. The shares owned by our named executive officers are shown in the “Ownership of Voting Securities” table above.

Pledging and Hedging Policy

We prohibit the use of any hedging or similar transactions related to our shares for our executive officers and directors. As of 2013, we also prohibit the pledging of shares by executive officers and directors. Management and the Board of Directors reviewed the single pledging arrangement entered into prior to 2013 and determined that it does not pose a significant risk to the company or shareowners and therefore it was appropriate to grandfather that single pledging arrangement from the pledging prohibition.

Impact of Section 162(m) of the Tax Code

Section 162(m) of the tax code generally limits the corporate deduction for compensation paid to our Chief Executive Officer and the three other most highly compensated executive officers (excluding our chief financial officer) to $1 million, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Compensation Committee’s commitment to link compensation with performance as described above, the Compensation Committee intends to qualify future compensation paid to our named executive officers for deductibility by us under Section 162(m) except in limited appropriate circumstances. We expect that annual and long-term performance compensation awarded under our 2010 Omnibus Incentive Plan will qualify for deductibility under Section 162(m). All of our equity compensation plans are accounted for under Financial Accounting Standard’s Board Accounting Standards, Codification Topic 718.

Responses to Non-Binding 2012 Say-on-Pay Shareowner Vote

At the Company’s 2012 Annual Meeting of Shareowners, shareowners approved a non-binding advisory resolution relating to the compensation of our named executive officers, which is commonly referred to as a “say-on-pay” proposal. The say-on-pay proposal was approved with a supermajority of the votes cast in favor of the proposal. Notwithstanding this vote of confidence expressed by our shareowners, the Compensation Committee and management continue to review the Company’s executive compensation program and related disclosure with the assistance of outside compensation consultants and outside counsel to identify any potential changes that might augment shareowner value.

Conclusion

The Compensation Committee is provided with appropriate information and reviews all components of our Chief Executive Officer’s and other executive officers’ compensation. Based on this information, the Compensation Committee seeks to implement executive compensation that is appropriately tied to the performance of the executives on behalf of shareowners, employees and customers.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

To Our Shareowners:

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on the Committee’s review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

COMPENSATION AND PERSONNEL COMMITTEE

Ann K. Newhall (Chairperson)

David A. Perdue

Judith D. Pyle

Carol P. Sanders

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid to or earned by our current chief executive officer, our chief financial officer, our next four highest paid executive officers, and our former chief executive officer for 2012, 2011 and 2010. We refer to such individuals in this proxy statement collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(9)	Total ($)
Patricia L. Kampling Chairman, Chief Executive Officer and President and Chairman and Chief Executive Officer of IPL and WPL (Effective April 1, 2012)	2012	$682,846	$0	$1,619,766	$0	$924,630	$2,130,000	$87,763	$5,445,005
	2011	$500,000	$0	$782,482	$0	$328,250	$846,000	$74,152	$2,530,884
	2010	$403,212	$0	$630,329	$0	$422,500	$529,000	$70,236	$2,055,277
Thomas L. Hanson Senior Vice President and Chief Financial Officer(5)	2012	$401,700	$0	$594,840	$0	$338,198	$1,308,763	$61,771	$2,705,272
	2011	$322,900	$0	$464,541	$0	$216,514	$716,000	$50,055	$1,770,010
Thomas L. Aller Senior Vice President-Operations Support and President of IPL	2012	$299,180	$0	$204,194	$0	$159,954	$485,000	$49,023	$1,197,351
	2011	$288,154	$0	$411,072	$0	$131,805	$250,000	$47,156	$1,128,187
	2010	$280,241	$0	$215,196	$0	$164,970	$170,000	$48,260	$878,667
John O. Larsen Senior Vice President-Generation and President of WPL(6)	2012	$319,808	$0	$250,030	$0	$171,360	$521,935	$45,122	$1,308,255
	2011	$301,500	$0	$220,182	$0	$137,032	$340,720	$42,218	$1,041,652
James H. Gallegos Vice President and General Counsel(7)	2012	$330,658	$0	$387,954	$0	$236,334	$6,096	$103,717	$1,064,759
	2011	$310,000	$0	$307,268	$0	$172,205	$4,000	$83,595	$877,068
Wayne A. Reschke Vice President-Human Resources(8)	2012	$284,558	$0	$264,494	$0	$186,533	$2,007	$103,306	$840,898
William D. Harvey Chief Executive Officer and Chairman of the Board of Directors (Until March 31, 2012)	2012	$292,500	$0	$0	$0	$267,750	$855,972	$215,102	$1,631,324
	2011	$894,231	$0	$2,347,528	$0	$909,000	$2,175,000	$390,355	$6,716,114
	2010	$872,481	$0	$2,384,547	$0	$1,080,625	$403,922	$413,208	$5,154,783

(1)	The amounts shown in this column include amounts deferred by the named executive officers in our Alliant Energy Deferred Compensation Plan Stock Account. See “Nonqualified Deferred Compensation.”

(2)

The amounts in this column reflect the aggregate grant date fair value of performance shares, performance contingent restricted stock and time-based restricted stock granted pursuant to our 2002 Equity Incentive Plan (for 2010 amounts) and our 2010 Omnibus Incentive Plan (for 2011 and 2012 amounts), computed in accordance with Financial Accounting Standard’s Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718.

A discussion of the assumptions used in calculating the award values may be found in Note 6(b) to our 2012 audited financial statements contained in our Annual Report on Form 10-K. For the performance shares, the fair value at the grant date is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

The 2012 grant date fair value reflected in this column for performance shares was $790,623 for Ms. Kampling; $290,347 for Mr. Hanson; $99,669 for Mr. Aller; $122,042 for Mr. Larsen; $189,364 for Mr. Gallegos; and $129,102 for Mr. Reschke. The 2012 grant date fair value for performance shares at maximum would have been: $1,658,286 for Ms. Kampling; $608,985 for Mr. Hanson; $209,051 for Mr. Aller; $255,975 for Mr. Larsen; $397,179 for Mr. Gallegos; and $270,785 for Mr. Reschke.

(3)	The 2012 amounts in this column represent cash amounts received by the executive officers under our MICP for services performed in 2012 that were paid in 2013.

(4)

The 2012 amounts in this column reflect (a) the actuarial increase in the present value of the named executive officers’ benefits under all pension plans established by us, determined using the assumptions and methods set forth in footnote (3) to the Pension Benefits table, which may include amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested, and (b) amounts representing above market interest on nonqualified deferred compensation. The following represents the breakdown for 2012 for each of the change in pension value and the above market interest on nonqualified deferred compensation, respectively, for each named executive officer: $2,130,000/$0 for Ms. Kampling; $1,308,000/$763 for Mr. Hanson; $485,000/$0 for Mr. Aller; $520,000/$1,935 for Mr. Larsen; $6,000/$96 for Mr. Gallegos; $2,000/$7 for Mr. Reschke; and $842,000/$13,972 for Mr. Harvey. The changes in the actuarial present values of the named executive officers’ pension benefits do not constitute cash payments to the named executive officers.

(5)	Mr. Hanson was not a named executive officer in 2010.

(6)	Mr. Larsen was not a named executive officer in 2010.

(7)	Mr. Gallegos was not a named executive officer in 2010.

(8)

Mr. Reschke was not a named executive officer in 2010 or 2011. During 2012, his role ceased to be an executive officer position. Had he remained an executive officer throughout 2012, he would have qualified as a named executive officer and for this reason he is included in this chart.

(9)

None of the named executive officers received perquisites and other personal benefits in the aggregate amount of $10,000 or more in 2012 with the exception of Mr. Reschke. Mr. Reschke received perquisites and other personal benefits comprised of long-term disability insurance and an annual physical exam for which the aggregate value did not exceed $25,000. The table below shows the components of the compensation, other than perquisites and other personal benefits, reflected under this column for 2012.

Name	Registrant Contributions to Defined Contribution Plans (a)	Life Insurance Premiums (b)	Dividends (c)
Patricia L. Kampling	$21,000	$2,087	$64,676
Thomas L. Hanson	$30,888	$2,798	$28,085
Thomas L. Aller	$22,500	$3,144	$23,379
John O. Larsen	$27,715	$733	$16,674
James H. Gallegos	$89,039	$1,221	$13,457
Wayne A. Reschke	$80,339	$1,927	$10,934
William D. Harvey	$22,980	$46,640	$145,482

(a)	Matching contributions to 401(k) Savings Plan and the Alliant Energy Deferred Compensation Plan, employer contributions based on age and service to the 401(k) Savings Plan accounts, employer defined contributions to the Excess Retirement Plan, and, in the case of Mr. Gallegos and Mr. Reschke, employer contributions to the Defined Contribution Supplemental Retirement Plan equal to 12% of base pay and annual performance pay.

(b)	All life insurance premiums.

(c)	Dividends earned in 2012 on unvested restricted stock.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all performance pay plan awards that we granted to our named executive officers in 2012.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Committee Approval Date	Threshold ($) 20%	Target ($) 100%	Maximum ($) 150%	Threshold (#) 50%	Target (#) 100%	Maximum (#) 200%	Grant Date Fair Value of Stock Awards
Patricia L. Kampling	2/22/2012	(2)	2/8/2012				9,630	19,260	38,520	$790,623
	2/22/2012	(3)	2/8/2012					19,260		$829,143
			2/8/2012	$155,400	$777,000	$1,165,500
Thomas L. Hanson	2/22/2012	(2)	2/8/2012				3,537	7,073	14,146	$290,347
	2/22/2012	(3)	2/8/2012					7,073		$304,493
			2/8/2012	$56,840	$284,200	$426,300
Thomas L. Aller	2/22/2012	(2)	2/8/2012				1,214	2,428	4,856	$99,669
	2/22/2012	(3)	2/8/2012					2,428		$104,525
			2/8/2012	$26,883	$134,415	$201,623
John O. Larsen	2/22/2012	(2)	2/8/2012				1,487	2,973	5,946	$122,042
	2/22/2012	(3)	2/8/2012					2,973		$127,988
			2/8/2012	$28,800	$144,000	$216,000
James H. Gallegos	2/22/2012	(2)	2/8/2012				2,307	4,613	9,226	$189,364
	2/22/2012	(3)	2/8/2012					4,613		$198,590
			2/8/2012	$39,720	$198,600	$297,900
Wayne A. Reschke	2/22/2012	(2)	2/8/2012				1,573	3,145	6,290	$129,102
	2/22/2012	(3)	2/8/2012					3,145		$135,392
			2/8/2012	$31,350	$156,750	$235,125
William D. Harvey	2/22/2012	(2)	2/8/2012
	2/22/2012	(3)	2/8/2012
			2/8/2012	$45,000	$225,000	$337,500

(1)

The amounts shown represent the threshold, target and maximum awards that could have been earned by each of our named executive officers under our MICP for 2012 as described more fully under “Compensation Discussion and Analysis — Components of Executive Compensation Program — MICP Annual Performance Pay Plan.” The threshold payment level under the MICP was 20% of the target amount. The maximum payment level under the MICP was 150% of the target amount. Payments earned for 2012 under the MICP are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

The amounts shown represent the threshold, target and maximum amounts of performance shares that were awarded in 2012 to the named executive officers under our 2010 Omnibus Incentive Plan as described more fully under “Compensation Discussion and Analysis — Components of Executive Compensation Program — Long-Term Performance Pay.” The threshold amount is 50% of the target amount. The maximum amount is 200% of the target amount. For the performance shares, the fair value at the grant date is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the performance shares, the grant date fair value, as determined by FASB ASC Topic 718, is $41.05.

(3)

The amounts shown represent the number of shares of performance contingent restricted stock that were awarded in 2012 to the named executive officers under the 2010 Omnibus Incentive Plan as described more fully under “Compensation Discussion and Analysis — Components of Executive Compensation Program — Long-Term Performance Pay.” Performance contingent restricted stock awards granted in 2012 accumulate dividends on the same basis as shares of our common stock. For the performance contingent restricted stock, the grant date fair value, as determined by the closing price of our common stock pursuant to the 2010 Omnibus Incentive Plan on February 22, 2012, is $43.05.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding stock option awards and unvested stock awards held by our named executive officers on December 31, 2012.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Patricia L. Kampling							9,035	$396,727	(3)
							17,762	$779,929	(4)
							19,354	$849,834	(5)
							10,400	$456,664	(6)
							38,520	$1,691,413	(7)
							19,852	$871,701	(8)
Thomas L. Hanson							3,538	$155,354	(3)
							5,760	$252,922	(4)
							11,490	$504,526	(5)
							6,174	$271,100	(6)
							14,146	$621,151	(7)
							7,290	$320,104	(8)
Thomas L. Aller	18,767	0	$24.90	1/2/2014			3,759	$165,058	(3)
	2,887	0	$25.93	2/9/2014			6,064	$266,270	(4)
							5,238	$230,001	(5)
							2,815	$123,607	(6)
							4,856	$213,227	(7)
							2,503	$109,907	(8)
					3,583	$157,330			(9)
John O. Larsen							3,443	$151,182	(3)
							5,946	$261,089	(4)
							5,446	$239,134	(5)
							2,926	$128,481	(6)
							5,946	$261,089	(7)
							3,064	$134,540	(8)
James H. Gallegos							7,600	$333,716	(5)
							4,084	$179,328	(6)
							9,226	$405,114	(7)
							4,755	$208,792	(8)
Wayne A. Reschke							4,802	$210,856	(4)
							5,812	$255,205	(5)
							3,123	$137,131	(6)
							6,290	$276,194	(7)
							3,242	$142,356	(8)
William D. Harvey							42,412	$1,862,311	(3	)(a)
							67,194	$2,950,489	(4	)(b)
							58,064	$2,549,590	(5	)(c)
							31,201	$1,370,036	(6	)(d)

(1)	The exercise price for all stock option grants is the fair market value of our common stock on the date of grant.

(2)	The values in this column are calculated by using the closing price of our common stock of $43.91 on December 31, 2012.

(3)

Performance contingent restricted stock granted on February 26, 2009. Vesting would have occurred if the performance criterion was met within 4 years. The values in the table include credited dividends. These shares were forfeited because the performance criteria were not met within 4 years.

(4)

Performance shares granted on February 22, 2010. Vesting occurs if the performance criterion is met in 3 years. The values in the table assume maximum level performance. These shares vested at 197.5% and are also reported in the Option Exercises and Stock Vested Table.

(5)	Performance shares granted on February 22, 2011. Vesting occurs if the performance criterion is met in 3 years. The values in the table assume maximum level performance.

(6)	Performance contingent restricted stock granted on February 22, 2011. Vesting occurs if the performance criterion is met in 3 or 4 years. The values in the table include credited dividends.

(7)	Performance shares granted on February 22, 2012. Vesting occurs if the performance criterion is met in 3 years. The values in the table assume maximum level performance.

(8)	Performance contingent restricted stock granted on February 22, 2012. Vesting occurs if the performance criterion is met in 2, 3 or 4 years. The values in the table include credited dividends.

(9)	Time-based restricted stock granted on March 10, 2011. One-third of the grant vested on March 10, 2012 and is not included in this table. The values in the table include credited dividends.

As a result of Mr. Harvey’s retirement, the awards listed above will be prorated pursuant to the terms of his performance contingent restricted stock agreements and performance share agreements as follows:

(a)	If the performance target would have been met, Mr. Harvey’s award would have been prorated at 39/48 or 34,460 shares. The performance target was not met; therefore, these shares were forfeited.

(b)	Given the performance target was met, Mr. Harvey’s award will be prorated at 27/36 or 50,396 shares.

(c)	If the performance target is met, Mr. Harvey’s award will be prorated at 15/36 or 24,193 shares.

(d)	If the performance target is met, Mr. Harvey’s award will be prorated by a fraction, the numerator of which is 15 and the denominator of which is 36 or 48 depending on whether the performance target is met in 3 or 4 years, respectively.

OPTION EXERCISES AND STOCK VESTED

The following table shows a summary of the stock option exercises by our named executive officers during 2012 and stock awards vested for the named executive officers during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Long-Term Incentive Plan	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)(4)
Patricia L. Kampling			Performance Shares	17,540	$787,634
Thomas L. Hanson			Performance Shares	5,688	$255,420
Thomas L. Aller			Performance Shares	5,988	$268,891
			Time Based Restricted Stock(3)	1,737	$75,368
John O. Larsen			Performance Shares	5,872	$263,682
James H. Gallegos			Performance Shares(5)	0	0
Wayne A. Reschke			Performance Shares	4,742	$212,940
William D. Harvey	11,258	$232,254	Performance Shares	49,766	$2,234,742

(1)	Reflects the amount calculated by multiplying the number of option exercises by the difference between the fair market value of our common stock on the exercise date and the exercise price of options.

(2)

Reflects an amount calculated by multiplying the vested number of the performance shares by the fair market value of our common stock on January 2, 2013, (the date of the first business day following the completion of 2012) of $44.435, plus dividend equivalents ($0.47 per share) on such shares.

(3)

Reflects an amount calculated by multiplying the number of vested shares of time based restricted stock by the fair market value of our common stock on March 9, 2012 of $43.39, plus dividends on such shares.

(4)

Executive officers receiving a payout of their performance shares for the performance period ending December 31, 2012 could elect to receive their award in cash, in shares of common stock, or partially in cash and partially in common stock. All of the named executive officers elected to receive their awards 100% in cash, except Ms. Kampling who elected to receive her award 50% in cash and 50% in common stock.

(5)	Mr. Gallegos was hired by the Company in November 2010 and did not receive Long Term Equity Grants until 2011. Mr. Gallegos did not have any equity vesting in 2012.

PENSION BENEFITS

The table sets forth the number of years of credited service, the present value of accumulated benefits and payments during 2012 for each of our named executive officers under the Alliant Energy Cash Balance Pension Plan, the Excess Retirement Plan, and the Supplemental Retirement Plan, or DB SRP, which are each described below. The disclosed amounts for Mr. Harvey represent actual payments due to his retirement on March 31, 2012, but for our other named executive officers, are estimates only and do not necessarily reflect the actual amounts that will be paid to them, which will only be known at the time that they become eligible for payment.

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During 2012 ($)
Patricia L. Kampling	Cash Balance Plan	2.9	$55,000	$0
	Excess Plan	7.3	$70,000	$0
	DB SRP	7.3	$3,644,000	$0
		Total	$3,769,000	$0
Thomas L. Hanson	Cash Balance Plan	27.1	$938,000	$0
	Excess Plan	31.5	$136,000	$0
	DB SRP	31.5	$2,187,000	$0
		Total	$3,261,000	$0
Thomas L. Aller	Cash Balance Plan	15.2	$201,000	$0
	Excess Plan	19.7	$43,000	$0
	DB SRP	19.7	$2,391,000	$0
		Total	$2,635,000	$0
John O. Larsen	Cash Balance Plan	20.5	$363,000	$0
	Excess Plan	24.9	$68,000	$0
	DB SRP	24.9	$988,000	$0
		Total	$1,419,000	$0
James H. Gallegos(1)	Cash Balance Plan	N/A	N/A	$0
	Excess Plan	2.2	$10,000	$0
	DB SRP	N/A	N/A	$0
		Total	$10,000	$0
Wayne A. Reschke(1)	Cash Balance Plan	N/A	N/A	$0
	Excess Plan	3.4	$3,000	$0
	DB SRP	N/A	N/A	$0
		Total	$3,000	$0
William D. Harvey	Cash Balance Plan	21.0	$0	$870,000
	Excess Plan	24.4	$0	$2,628,000
	DB SRP	24.4	$0	$9,941,000
		Total	$0	$13,439,000

(1)

Based on their hire dates, Mr. Gallegos and Mr. Reschke are not eligible for the Cash Balance Pension Plan or the DB SRP. They are eligible for a defined contribution SRP benefit (DC SRP) and Excess Retirement Plan. The employer contribution to the DC SRP is included in the Summary Compensation Table under “All Other Compensation.”

(2)	Years of credited service for the Cash Balance Plan are less than the actual years of service of the officer because the Cash Balance Plan was frozen in August 2008.

(3)

The following assumptions, among others, were used to calculate the present value of accumulated benefits: the participant retires at age 62; the benefit calculation date is December 31, 2012 consistent with our accounting measurement date for financial statement reporting purposes; the discount rate is 4.00% for the DB SRP, 3.60% for the Excess Plan, and 3.95% for the Cash Balance Plan (compared to 4.70% for all these plans in 2011); the post-retirement mortality assumption is based on the RP-2000 table with white collar adjustment and a 20-year projection using Scale AA; that the form of payment is 70% lump sum and 30% annuity for the Cash Balance Plan and 100% lump sum for the Excess Plan; and, for participants who are not yet eligible to retire with a SRP benefit, the target benefit has been prorated over an executive’s service career until benefit eligibility date.

Alliant Energy Cash Balance Pension Plan — A portion of our salaried employees, including our named executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan, or Pension Plan, that we maintain. The Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Pension Plan as of August 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and pay. For 1998 through August 2, 2008, a participant received annual credits to the account equal to 5% of base pay (including certain performance payments, pre-tax deferrals and other items). For 1998 through 2008, a participant also received an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on Pension Plan assets for the year. We amended the Pension Plan’s interest crediting rate for 2009 and future years. The new interest crediting rate will be equal to the annual percentage change in the consumer price index, as of October each year, plus 3%.

All of our named executive officers, with the exception of Ms. Kampling, Mr. Gallegos and Mr. Reschke, are “grandfathered” under the applicable prior plan benefit formula. Mr. Gallegos and Mr. Reschke are not eligible for the Pension Plan. For Messrs. Hanson, and Larsen, estimated benefits under the applicable prior plan benefit formula are expected to be higher than under the Pension Plan formula, utilizing current assumptions. Mr. Aller’s benefits under the applicable prior plan are less than the benefits under the Pension Plan. Therefore, the benefits for all of our named executive officers participating in the Pension Plan, with the exception of Ms. Kampling and Mr. Aller, would currently be determined under the applicable prior plan benefit formula. To the extent benefits under the Pension Plan are limited by tax law, any excess will be paid under the Excess Retirement Plan described below. Pension Plan accruals ceased as of August 2, 2008. This “freeze” applies to both the 5% of base pay annual credits to the hypothetical account balance and to the grandfathered prior plan formulas. Subsequent to August 2, 2008, active participants receive enhanced benefits under the Alliant Energy 401(k) Savings Plan.

WPL Plan A Prior Formula. One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. Mr. Hanson is covered by this prior formula, which also applied to Mr. Harvey’s benefit payout.

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan and subject to the limit in the tax code) and are reduced by up to 50% of Social Security benefits. The general formula is (i) 55% of final average compensation less 50% of Social Security benefits, the difference multiplied by (ii) a fraction not greater than 1, the numerator of which is the number of years of credit and the denominator of which is 30. This formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Mr. Harvey retired effective March 31, 2012, at which time he received an unreduced pension benefit because he was over age 62. Mr. Hanson is eligible for early retirement because he is over age 55. For each year Mr. Hanson would choose to retire and commence benefits prior to age 62, his benefits would be reduced by 5% per year. If benefits commence at or after age 62, there would be no reduction for early commencement prior to the normal retirement age of 65.

IES Industries Pension Plan Prior Formula. Another applicable prior plan formula applies to Mr. Larsen. This formula provides retirement income based on years of service, final average compensation, and Social Security covered compensation. Technically, this formula also applies to Mr. Aller, but his prior plan formula benefit is frozen in the annual amount of $7,607 payable at age 65; therefore, the Cash Balance Pension Plan formula is expected to provide him with a greater benefit.

The benefit formula for Mr. Larsen for service until the August 2, 2008 freeze date is generally the benefit he had accrued under an old formula in existence prior to 1988 plus (i) 1.05% of average monthly compensation for years of service not in excess of 35, plus (ii) 0.50% of average monthly compensation in excess of Social Security covered compensation for years of service not in excess of 35, plus (iii) 1.38% of average monthly compensation for years of service in excess of 35. Compensation generally is the salary amount reported in the Summary Compensation Table (subject to limit in the tax code), with the final average compensation being calculated based on the three highest calendar years of such pay. The formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly. Mr. Larsen is eligible for early retirement benefits because he has 15 years of service or more. Unreduced benefits are available at age 62. Benefits that commence prior to age 62 are reduced by a reduction factor of not less than 5% per year.

Excess Retirement Plan — We maintain an unfunded Excess Retirement Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee’s retirement benefits exceed the qualified plan limits. The Excess Retirement Plan provides an amount equal to the difference between the actual pension benefit payable under the Pension Plan and our actual contributions based on age and service to the Alliant Energy 401(k) Savings Plan and what such benefits and contributions would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

Supplemental Retirement Plan — We maintain a DB SRP and DC SRP to provide incentive for key executives to remain in our service by providing additional compensation that is payable only if the executive remains with us until retirement, disability or death. The DB SRP is an unfunded, defined benefit retirement plan. The DC SRP is an unfunded, defined contribution plan. Participants in the DB SRP and DC SRP must be approved by the Compensation and Personnel Committee. The DB SRP was discontinued in 2008. Executives hired after 2008, such as Mr. Gallegos and Mr. Reschke, participate in the DC SRP. While the DB SRP provides different levels of benefits depending on the executive covered, this summary reflects the terms applicable to all of our named executive officers.

For Mr. Harvey, the DB SRP provided for payments of 60% of the participant’s average annual earnings (base salary and annual performance pay) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, the company contributions based on age and service to the Alliant Energy Corporation 401(k) Savings Plan, and the Excess Retirement Plan. Mr. Harvey qualified for an unreduced benefit since he meets the normal retirement requirement of age 62 with at least 10 years of service. Payment of benefits under the DB SRP commenced six months after the participant’s retirement. Mr. Harvey elected to receive the benefit in the form of a lump sum, which was paid to him in October 2012.

For Ms. Kampling, Messrs. Hanson, Aller and Larsen, the DB SRP provides for payments of 50% of the participant’s average annual earnings (base salary plus annual performance pay) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, the company contributions based on age and service to the Alliant Energy Corporation 401(k) Savings Plan, and the unfunded Excess Retirement Plan. The normal retirement date under the DB SRP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service and five or more years of continuous DB SRP employment, which age and service requirements Mr. Aller has already satisfied. If a participant retires prior to age 62, the 50% payment under the DB SRP is reduced by approximately 5% per year for each year the participant’s retirement date precedes his/her normal retirement date. Payment of benefits under the DB SRP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the DB SRP will be made in a lump sum, in annual installments over a period of five years, or in monthly installments for 18 years. Participants made their elections in December 2008. Participants may change their form of payment once, provided that the new election is made at least 12 months prior to their retirement. If such an election is made, benefits under the DB SRP will not be paid for five years after they otherwise would have been.

For Messrs. Hanson, Aller, and Larsen and Ms. Kampling, if the monthly benefit is selected, and in either case the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children, payable for the remainder of the 12 year period. In each case, if the five annual installment benefit is selected and the participant dies prior to receiving five annual payments, payments will continue to any surviving spouse or dependent children, payable for the remainder of the five year period. If the participant dies while still employed by us, the designated beneficiary shall receive a lump sum equal to the discounted value of retirement benefits for 12 years.

For Messrs. Gallegos and Reschke, the annual contribution to the DC SRP is equal to 12% of annual earnings which consists of base salary and annual performance pay earned for the year. An annual interest credit is earned on Messrs. Gallegos’ and Reschke’s accounts based upon the annual investment return of a benchmark S&P 500 index fund. The normal retirement date under the DC SRP is age 62 with at least 5 years of continuous SRP employment and early retirement is age 55 with at least 5 years of continuous SRP employment and at least 10 years of continuous employment. Payment of benefits under the DC SRP commences six months after the participant’s retirement. Upon retirement, distribution from the plan is made in five annual installments.

NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth certain information as of December 31, 2012, for each of our named executive officers with respect to the Alliant Energy Deferred Compensation Plan, which is described below.

Name	Executive Contributions in 2012 ($)(1)	Registrant Contributions in 2012 ($)(2)	Aggregate Earnings in 2012 ($)(3)	Aggregate Withdrawals/ Distributions in 2012 ($)	Aggregate Balance as of December 31, 2012 ($)
Patricia L. Kampling	$0	$0	$0	$0	$73,575
Thomas L. Hanson	$53,680	$7,388	$7,591	$0	$398,632
Thomas L. Aller	$0	$0	$6,745	$0	$486,483
John O. Larsen	$34,965	$4,215	$8,125	$0	$570,643
James H. Gallegos	$0	$0	$2,278	$0	$46,089
Wayne A. Reschke	$46,922	$2,808	$434	$0	$29,396
William D. Harvey	$0	$0	$51,061	($5,967,697)	$0

(1)	The amounts reported are also reported under the “Salary” or “Non-Equity Incentive Plan Compensation” headings in the Summary Compensation Table.

(2)

The amounts reported are also reported under the “All Other Compensation” heading in the Summary Compensation Table and represent contributions earned in the last completed fiscal year, but not credited until the following fiscal year.

(3)

The following portion of the amount reported in this column, which represents above-market interest on deferred compensation, was reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” heading in the Summary Compensation Table, and total the following, respectively: for Mr. Hanson — $763; for Mr. Larsen — $1,935; for Mr. Gallegos — $96, for Mr. Reschke — $7, and for Mr. Harvey — $13,972.

We maintain the Alliant Energy Deferred Compensation Plan (AEDCP), under which participants, including our current named executive officers, may defer up to 100% of base salary and annual performance pay. Participants who have made the maximum allowed contribution to the Alliant Energy Corporation 401(k) Savings Plan may receive an additional credit to the AEDCP. The credit made in January 2012 was equal to 50% of (a), minus (b), where:

(a) equals the lesser of (i) 8% of base salary for the Plan Year or (ii) the sum of the amounts (if any) contributed by the participant to the Alliant Energy Corporation 401(k) Savings Plan during the applicable year that were eligible for matching contributions under the Alliant Energy Corporation 401(k) Savings Plan, plus the amounts deferred by the participant during the applicable year under the AEDCP; and,

(b) equals the amount of any matching contributions under the Alliant Energy Corporation 401(k) Savings Plan on behalf of the participant for the applicable year.

The participant may elect to have his or her deferrals credited to an Interest Account, Equity Account, Company Stock Account or beginning in 2011, a Mutual Fund Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Deferrals and matching contributions credited to the Equity Account are treated as invested in an S&P 500 index fund. Deferrals and matching contributions credited to the Mutual Fund Account are treated as invested in a mutual fund or other investment vehicle offered under the Alliant Energy Corporation 401(k) Savings Plan as selected by our Investment Committee. Deferrals and matching contributions credited to the Company Stock Account are treated as though invested in our common stock and are credited with dividend equivalents, which are treated as if reinvested. The shares of common stock identified as obligations under the AEDCP are held in a rabbi trust. Payments from the AEDCP due to death or retirement may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Payments from the AEDCP for any reason other than death or retirement are made in a lump sum. Participants are selected by our chief executive officer. All of our current named executive officers are participants in the AEDCP.

We maintain a frozen legacy deferred compensation plan, the IES Deferred Compensation Plan, in which Mr. Larsen has a frozen account. An interest credit is provided for the balance in the account at a rate of 11% for the balance in the account prior to July 1, 1993 and 9% on the remainder of the account. This plan was frozen on April 21, 1998, and no amounts have been deferred to the account since then.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables describe potential payments and benefits under our compensation and benefit plans, and arrangements to which our named executive officers (other than Mr. Harvey) would be entitled upon termination of employment and/or change in control of our company. The estimated amount of compensation payable to each of our named executive officers in each situation is listed in the tables below assuming that the termination and/or change in control of our company occurred at December 31, 2012, and that our common stock is valued at $43.91, which was the closing market price for our common stock on December 31, 2012. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control and therefore the actual amounts will vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables.

Patricia L. Kampling	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$740,000	$0	$4,551,000	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$0	$0	$61,578	$0
Lump Sum SRP	$0	$0	$0	$0	$2,180,000	$0
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock	$0	$0	$0	$0	$0	$0
Unearned Performance Contingent Restricted Stock	$1,176,144	$1,176,144	$595,010	$1,176,144	$595,010	$595,010
Unearned Performance Shares	$1,128,985	$1,128,985	$565,180	$1,128,985	$565,180	$565,180
Outplacement Services	$0	$0	$10,000	$0	$74,000	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Total Pre-Tax Benefit	$2,305,129	$2,305,129	$1,910,190	$2,305,129	$8,036,768	$1,160,190

Thomas L. Hanson	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payments
Cash Termination Payment	$0	$0	$406,000	$0	$1,380,400	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$0	$0	$29,420	$0
Lump Sum SRP	$0	$0	$0	$0	$0	$0
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock	$0	$0	$0	$0	$0	$0
Unearned Performance Contingent Restricted Stock	$500,837	$500,837	$287,435	$500,837	$287,435	$287,435
Unearned Performance Shares	$478,751	$478,751	$271,700	$478,751	$271,700	$271,700
Outplacement Services	$0	$0	$10,000	$0	$40,600	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	($455,510)	n/a
Total Pre-Tax Benefit	$979,588	$979,588	$975,135	$979,588	$1,564,045	$559,135

Thomas L. Aller	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$298,700	$0	$866,230	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$0	$0	$30,112	$0
Lump Sum SRP	$0	$0	$0	$0	$0	$0
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock	$157,330	$157,330	$157,330	$0	$157,330	$157,330
Unearned Performance Contingent Restricted Stock	$192,311	$192,311	$119,040	$192,311	$119,040	$119,040
Unearned Performance Shares	$183,280	$183,280	$112,205	$183,280	$112,205	$112,205
Outplacement Services	$0	$0	$10,000	$0	$29,870	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Total Pre-Tax Benefit	$532,921	$532,921	$697,275	$375,591	$1,324,787	$388,575

John O. Larsen	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$320,000	$0	$928,000	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$0	$0	$38,344	$0
Lump Sum SRP	$0	$0	$0	$0	$1,148,000	$0
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock	$0	$0	$0	$0	$0	$0
Unearned Performance Contingent Restricted Stock	$220,194	$220,194	$130,501	$220,194	$130,501	$130,501
Unearned Performance Shares	$210,256	$210,256	$123,226	$210,256	$123,226	$123,226
Outplacement Services	$0	$0	$10,000	$0	$32,000	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	($948,653)	n/a
Total Pre-Tax Benefit	$430,450	$430,450	$583,727	$430,450	$1,461,418	$253,727

James H. Gallegos	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$331,000	$0	$1,059,200	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$0	$0	$48,222	$0
Lump Sum SRP	$0	$0	$0	$0	$132,000	$0
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock	$0	$0	$0	$0	$0	$0
Unearned Performance Contingent Restricted Stock	$328,344	$328,344	$189,150	$328,344	$189,150	$189,150
Unearned Performance Shares	$313,795	$313,795	$178,758	$313,795	$178,758	$178,758
Outplacement Services	$0	$0	$10,000	$0	$33,100	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	($752,807)	n/a
Total Pre-Tax Benefit	$642,139	$642,139	$708,908	$642,139	$897,623	$367,908

Wayne A. Reschke	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$285,000	$0	$883,500	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$0	$0	$0	$0
Lump Sum SRP	$0	$0	$0	$0	$96,000	$0
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock	$0	$0	$0	$0	$0	$0
Unearned Performance Contingent Restricted Stock	$233,777	$233,777	$138,873	$233,777	$138,873	$138,873
Unearned Performance Shares	$223,165	$223,165	$131,101	$223,165	$131,101	$131,101
Outplacement Services	$0	$0	$10,000	$0	$28,500	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	($514,576)	n/a
Total Pre-Tax Benefit	$456,942	$456,942	$564,974	$456,942	$773,398	$269,974

William D. Harvey	Death	Disability	Involuntary Termination Without Cause	Retirement(1)	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts	n/a	n/a	n/a		n/a	n/a
Cash Termination Payment				$0
Life, Medical, Dental Insurance Continuation				$0
Lump Sum SRP				$0
Unvested Stock Options				$0
Unvested Restricted Stock				$0
Unearned Performance Contingent Restricted Stock				$570,848
Unearned Performance Shares				$531,165
Outplacement Services				$0
Legal and Accounting Advisor Services				$0
Excise Tax Cut Back				n/a
Total Pre-tax Benefit				$1,102,013

(1)	Amounts in this column were calculated based on pro-rata shares at target performance. Mr. Harvey is eligible to receive payments after the performance periods end if performance criteria are met.

Change in Control Agreements

We currently have in effect Key Executive Employment and Severance Agreements (KEESAs), with all our executive officers, including our named executive officers, and certain of our key employees, except Mr. Harvey, who retired on March 31, 2012. The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (in the case of Ms. Kampling), or two years (in the case of Messrs. Hanson, Aller, Larsen, Gallegos and Reschke) after a change in control of our company (as defined below), the officer’s employment is ended through (a) termination by us, other than by reason of death or disability or for cause (as defined below), or (b) termination by the officer for good reason (as defined below).

The KEESAs provide the following benefits, each of which are reflected in the tables above assuming the maximum potential amounts payable pursuant to the terms of the KEESAs:

•	reimbursement for up to 10% of the officer’s annual base salary for outplacement services;

•	continuation of life, medical and dental insurance coverage for up to three years (in the case of Ms. Kampling) or two years (in the case of Messrs. Hanson, Aller, Larsen, Gallegos and Reschke);

•

full vesting of the officer’s accrued benefit under any SRP, and in any defined contribution retirement plan and deemed satisfaction of any minimum years of service requirement under the SRP (the amounts shown in the tables above assume a lump sum form of payment under the SRP using the 2012 lump sum interest rate of 1.8% and a single life annuity or lump sum payment under our qualified Cash Balance Pension Plan and nonqualified Excess Plan), provided that the SRP benefit will not be received until the executive officer reaches age 55;

•	full vesting of any time-based restricted stock and stock options;

•	payment at target of all performance plan awards pursuant to any long-term performance plan on a pro rata basis unless the award cycle has been in effect less than six months;

•

a cash termination payment of up to three times (in the case of Ms. Kampling), or two times (in the case of Messrs. Hanson, Aller, Larsen, Gallegos, and Reschke) the sum of the officer’s annual base salary and the greater of the officer’s target annual performance pay for the year in which the termination date occurs, or the officer’s annual performance pay in the year prior to the change in control; and

•	reimbursement for up to $10,000 in legal or accounting advisor fees.

The KEESA for Ms. Kampling provides that if any portion of the benefits under the KEESA, or under any other agreement, would constitute an excess parachute payment for purposes of the tax code, she may either receive the better of either a payment $1 less than the maximum amount she may receive without becoming subject to the 20% excise tax, or receive the fully calculated payment subject to applicable excise taxes, for which she would be personally responsible. For Ms. Kampling, the potential payment and benefit amounts shown in the table above assume Ms. Kampling receives the full payment under the KEESA without giving effect to the cutback provision. The KEESAs for Messrs. Hanson, Aller, Larsen, Gallegos and Reschke provide that if the aggregate payments under the KEESA, or otherwise, are an “excess parachute payment,” then the payments will be reduced so that the officer will be entitled to receive $1 less than the maximum amount that the officer could receive without becoming subject to the 20% excise tax, or that we may pay without loss of deduction under the tax code. For Messrs. Hanson, Aller, Larsen, Gallegos and Reschke, the potential payment and benefit amounts shown in the tables above reflect this cutback provision from their KEESAs.

In consideration of the KEESA benefits, the executive officer agrees not to compete with us for a period of one year after the executive officer leaves us and to keep in confidence any proprietary information or confidential information for a period of five years after the executive officer leaves us. Both of these conditions can be waived in writing by our Board of Directors.

Under the KEESAs, a “change in control” is deemed to have occurred if:

•	any person is or becomes the beneficial owner of securities representing 20% or more of our outstanding shares of common stock or combined voting power;

•	there is a change in the composition of our Board of Directors that is not approved by at least two-thirds of the existing directors;

•

our shareowners approve a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) in which our shareowners control less than 50% of combined voting power after the merger, consolidation or share exchange; or

•	our shareowners approve of a plan of complete liquidation or dissolution or an agreement for the sale or disposition by us of all or substantially all of our assets.

Under the KEESAs, the term “cause” means:

•	engaging in intentional conduct that causes us demonstrable and serious financial injury;

•	conviction of a felony that substantially impairs the officer’s ability to perform duties or responsibilities; or

•	continuing willful and unreasonable refusal by an officer to perform duties or responsibilities.

Under the KEESAs, the term “good reason” means:

•	a material breach of the agreement by us;

•	a material diminution in the officer’s base compensation;

•	a material diminution in the officer’s authority, duties, or responsibilities, including a material diminution in the budget over which he or she retains authority; or

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom the officer is required to report, including a requirement that he or she report to a corporate officer or employee instead of reporting directly to the board of directors.

Stock Option Agreements

The agreements under which we have awarded stock options to our executive officers provide that:

•	if the officer’s employment is terminated by reason of death or disability, then the options will remain exercisable for 12 months after such termination;

•

if the officer’s employment is terminated by reason of retirement after satisfying the minimum requirements for early retirement under the Alliant Energy Cash Balance Pension Plan, then the options may be exercised for three years after such termination; and

•

upon a change in control of our company, which is defined in the same manner as under the KEESAs, the options will immediately vest and become exercisable, though all outstanding options have already vested.

The tables above include the amounts by which the closing price of our common stock on December 31, 2012, exceeds the exercise price for unvested options held by our named executive officers. As of December 31, 2012, all stock options held by our named executive officers were fully vested.

Restricted Stock Agreement

The agreement under which we have awarded restricted stock to Mr. Aller provides that the forfeiture restrictions on such restricted stock will immediately lapse upon:

•	a change in control of our company, which is defined in the same manner as under the KEESAs;

•	the termination of the officer’s employment by reason of death or disability; and

•

involuntary termination of the officer’s employment without cause (cause means embezzlement of company funds, fraud, actions made in bad faith which cause harm to the company, or willful and unreasonable refusal to perform his duties).

The shares would have been forfeited if Mr. Aller retired on or prior to December 31, 2012. The tables above include the amounts attributable to unvested restricted stock held by Mr. Aller valued at the closing price of our common stock on December 31, 2012.

Performance Contingent Restricted Stock Agreements and Performance Share Agreements

The agreements under which we have awarded performance contingent restricted stock and performance shares to our executive officers provide that:

•

for awards issued prior to 2012, if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of death, disability, involuntary termination without cause, or retirement, the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period to the total number of months in the performance period;

•

for awards issued in 2012 and later, if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of death, disability, or retirement after the end of the first performance year of the performance period, the officer will be entitled to the full value of the award earned;

•

for awards issued in 2012 and later, if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of death, disability, or retirement during the first year of the performance period, the officer will be entitled to a prorated value of the award, determined at the end of the performance period, based on the ratio of the number of months the officer was employed during the performance period divided by twelve;

•

for awards issued in 2012 and later, if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of involuntary termination without cause, the officer will be entitled to the prorated value of the award, determined at the end of the performance period, based on the ratio of the number of months the officer was employed during the performance period to the total number of months in the performance period;

•

if a change in control of our company, which is defined in the same manner as under the KEESAs, at least 180 days after the date of the award, the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period up to the change in control to up to 48.

For purposes of awards prior to 2011, retirement means after the officer has reached age 55 with 10 years of service. For purposes of awards issued in 2012 and later, retirement means the officer has reached age 55 and the officer’s age, in whole years, added to the number of whole years of the officer’s continuous employment with the Company, total 65 or greater.

The tables above include the amounts attributable to the pro rata shares that would be received by our named executive officers valued at the closing price of our common stock on December 31, 2012, assuming, in the case of a termination by reason of death, disability, involuntary termination without cause, or retirement, that the applicable performance contingency was satisfied.

Executive Severance Plan

We also maintain a general executive severance plan for our executive officers that applies when the officer’s position is eliminated or significantly altered by us. The plan provides for a minimum level of severance pay equal to one times base salary, payment of prorated performance pay as within the discretion of the Chief Executive Officer, up to 18 months of COBRA coverage, or to the extent eligible, retiree medical coverage, six months of either are paid by us, outplacement services and/or tuition reimbursement of up to $10,000, and access to our employee assistance program. Eligibility for benefits under this plan is conditioned upon the executive executing a severance agreement and release form. All executive severance packages are approved by the Compensation Committee.

Pension Plans

The tables above do not include any amounts for the Pension Plan or the Excess Retirement Plan because these plans are not impacted by the nature of the termination of employment nor whether or not there has been a change in control of our company. The tables above also do not include any amounts for the SRP other than in the event of a termination after a change in control because that plan is not impacted by the nature of the termination of employment unless there has been a change in control of our company, in which case the benefits under the SRP may be enhanced under the KEESA as described above under “Change in Control Agreements.”

Compensation Committee Risk Assessment

In December 2012, the Compensation and Personnel Committee undertook an assessment of our general compensation policies and practices for all employees, including our non-regulated businesses, to evaluate whether risks arising from these policies and practices were reasonably likely to have a material adverse effect on us. Based on this assessment, the Committee concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company and did not recommend or implement any material changes in 2012. The Committee believes that the following features of our policies and practices serve to mitigate material risks arising from our compensation policies and practices:

•	use of a mix of annual and long-term performance awards to provide an appropriate balance of short and long-term risk and reward horizons;

•	use of a variety of performance metrics for performance awards to avoid excessive focus on a single measure of performance;

•	caps on performance awards to reduce incentives to take short-term or inappropriately risky measures to increase payouts in any given year;

•	review of our compensation programs for reasonableness by our state utility commissions to mitigate risk;

•	clawback policies that provide us with the ability to recoup annual and long-term performance awards under appropriate circumstances; and

•	stock ownership requirements for certain executives, including our named executive officers, which we believe help to focus our executives on long-term stock price appreciation and sustainability.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We view executive compensation as an important matter both to us and to our shareowners. We are asking shareowners to vote, on a non-binding basis, on an advisory resolution approving the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement. We will hold this advisory vote on compensation of our named executive officers annually.

The Compensation and Personnel Committee of our Board of Directors oversees the development and implementation of our executive compensation programs. We have designed our compensation programs to align management interests with the interests of our shareowners and customers by directly linking a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in shareowner value. The Committee also designed our compensation programs to attract, retain and motivate key executives who are essential to the implementation of our strategic growth and development strategy. We are, therefore, as required by Section 14A of the Securities Exchange Act of 1934, asking shareowners to vote in favor of the resolution below.

The Committee bases its executive compensation decisions on our core compensation objectives as more fully described in the Compensation Discussion and Analysis, including the following:

•

Reward Strong Performance: motivate and reward executives to contribute to the achievement of our business objectives by strengthening the relationship between pay and performance and emphasizing variable at-risk compensation.

•

Align Executives’ and Shareowners’ Interests: align executive officers’ interests with those of our shareowners by delivering a significant proportion of total compensation that is dependent upon our total shareowner return.

•	Attract and Retain Valuable Officers: attract and retain the best possible personnel through competitive compensation that is comparable to that of similar companies.

We believe these objectives attract, retain and motivate a highly proficient executive management team that is actively engaged in producing results for our shareowners and customers.

To emphasize performance standards and variable at-risk compensation, all of our short-term (annual) and equity-based awards in 2012 were granted contingent upon the achievement of performance goals. As a result, on average in the aggregate, approximately 50% to 78% of our named executive officers’ target total direct compensation for 2012 was dependent on performance. To ensure the appropriate focus on total shareowner return, 50% of long-term performance pay targeted awards are based on relative shareowner return. Information demonstrating the link between our performance and executive compensation can be found in the Executive Summary of our Compensation Discussion and Analysis.

The Board of Directors would like the support of our shareowners for the compensation of our named executive officers as disclosed in this proxy statement. This advisory vote on the compensation of our named executive officers allows our shareowners to express their opinions about our executive compensation programs. As we seek to align our executive compensation programs with our performance results and shareowners’ interests, we ask that our shareowners approve the compensation of our named executive officers. Accordingly, for the reasons we discuss above, the Board of Directors recommends that shareowners vote in favor of the following resolution:

“RESOLVED, that the shareowners approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement.”

The votes cast “FOR” must exceed the votes cast “AGAINST” the proposal at the Annual Meeting (assuming a quorum is present) to approve the compensation of our named executive officers as disclosed in this proxy statement. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. This advisory vote on the compensation of our named executive officers is not binding on us, our Board of Directors or the Compensation and Personnel Committee.

The vote is non-binding. However, our Board of Directors and the Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote “FOR” approval of the compensation of our named executive officers as disclosed in this proxy statement.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to, or earned by, our non-employee directors during 2012.

Name(1)	Fees Earned or Paid in Cash ($)(2)	All Other Compensation ($)(3)	Total ($)
Patrick E. Allen	$163,500	$0	$163,500
Michael L. Bennett	$191,000	$12,462	$203,462
Darryl B. Hazel	$163,500	$0	$163,500
Singleton B. McAllister	$160,000	$17,555	$177,555
Ann K. Newhall	$167,500	$12,462	$179,962
Dean C. Oestreich	$167,500	$0	$167,500
David A. Perdue	$160,000	$21,892	$181,892
Judith D. Pyle	$160,000	$206	$160,206
Carol P. Sanders	$173,500	$0	$173,500

(1)

Directors who also are employees at the time of service, such as Mr. Harvey and Ms. Kampling, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation received by Mr. Harvey and Ms. Kampling as our employees during and for 2012 is shown in the Summary Compensation Table.

(2)

The amounts shown in this column include the following aggregate dollar amounts deferred and the number of shares of common stock acquired in our Alliant Energy Deferred Compensation Plan Stock Account by each of the following directors: Mr. Bennett $191,000 or 4,346 shares; Ms. Newhall $83,750 or 1,906 shares; Mr. Oestreich $83,750 or 1,906 shares; Mr. Perdue $160,000 or 3,641 shares; and Ms. Sanders $69,400 or 1,579 shares. In the case of Mr. Allen, the amounts shown in this column include $61,313 or 1,372 shares of common stock acquired through our Shareowner Direct Plan.

(3)	The amounts in this column reflect the amounts attributable to director charitable award premiums and, in the case of Ms. Pyle, for imputed income on director life insurance.

Retainer Fees — In 2012, all non-employee directors, each of whom served on the Boards of Directors of the Company, IPL and WPL, received an annual retainer for service on all Boards consisting of $160,000 in cash. Also in 2012, the Chairperson of the Audit Committee received an additional $13,500 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees received an additional $7,500 cash retainer; other members of the Audit Committee received an additional $3,500 cash retainer; and the Lead Independent Director received an additional $20,000 cash retainer.

For 2013, after a review of market based compensation for outside directors presented by the Compensation and Personnel Committee’s independent consultant, the Board of Directors modified the compensation for all non-employee directors, each of whom serve on the Boards of the Company, IPL and WPL. The non-employee directors will receive an annual retainer for service on all Boards consisting of $170,000 in cash. Also in 2013, the Chairperson of the Audit Committee will receive an additional $13,500 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees will receive an additional $7,500 cash retainer; other members of the Audit Committee will receive an additional $3,500 cash retainer; and the Lead Independent Director will receive an additional $20,000 cash retainer.

Meeting Fees — In 2012, directors did not receive any additional compensation for attendance at Board or Committee meetings.

Other — Pursuant to our directors’ expense reimbursement policy, we reimburse all directors for travel and other necessary business expenses incurred in the performance of their responsibilities for us. Committees are provided the opportunity to retain outside independent advisors, as needed. We also extend coverage to directors under our travel accident, accidental death and dismemberment and directors’ and officers’ indemnity insurance policies.

Receipt of Fees in Stock — For fees paid in 2012 and 2013, each director was encouraged to voluntarily elect to use not less than 50% of his or her cash retainer to purchase shares of our common stock pursuant to our Shareowner Direct Plan or to defer such amount through the Company Stock Account in the Alliant Energy Deferred Compensation Plan. Under our 2010 Omnibus Incentive Plan, in the discretion of, and subject to restrictions imposed by the Compensation and Personnel Committee, a non-employee director may elect to receive, or the Compensation and Personnel Committee may require that a non-employee director will be paid, all or any portion of his or her annual cash retainer payment or other cash fees for serving as a director in the form of shares of common stock under that Plan.

Share Ownership Guidelines — Pursuant to our Restated Articles of Incorporation, directors are required to be shareowners. The target share ownership level is the number of shares equal to the value of two times the annual retainer amount received by each of the non-employee directors. The achievement of this ownership level is to be accomplished by each director within five years of joining the Board of Directors or as soon thereafter as practicable. Shares held by directors in the Shareowner Direct Plan and the Deferred Compensation Plan are included in the target goal. As of February 28, 2013, all non-management directors, with the exception of Mr. Allen, who was named a Director in 2011, had met the target ownership level. We will continue to monitor the status of the target ownership levels and review them with the Board of Directors.

Alliant Energy Deferred Compensation Plan — Under our Alliant Energy Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee to an Interest Account, Equity Account, Company Stock Account, or a Mutual Fund Account. Deferrals deposited to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Deferrals deposited to the Equity Account are treated as invested in an S&P 500 index fund. Deferrals deposited to the Mutual Fund Account, are treated as invested in a mutual fund or other investment vehicle offered under our 401(k) Savings Plan as selected by our Investment Committee. Deferrals deposited to the Company Stock Account are treated as though invested in our common stock and will be credited with dividend equivalents, which are treated as if reinvested. The director may elect that the Deferred Compensation Account be paid in a lump sum or in annual installments for up to 10 years.

Directors’ Charitable Award Program — We maintain a Directors’ Charitable Award Program applicable to certain members of our Board of Directors beginning after three years of service. The Board has terminated this program for all directors who joined the Board after January 1, 2005. The participants in this program currently are Mr. Bennett, Ms. McAllister, Ms. Newhall, Mr. Perdue and Ms. Pyle. The purpose of the program is to recognize our directors’ interest in supporting worthy charitable institutions. Under the program, when a director dies, we will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the program. We take all deductions for charitable contributions and we fund the donations through life insurance policies on the directors. Over the life of the program, all costs of donations and premiums on the life insurance policies, including a return of our cost of funds, will be recovered through life insurance proceeds on the directors. The program, over its life, will not result in any material cost to us. The cost to us of the program for the individual directors in 2012 is included in the “Director Compensation” table above.

Directors’ Life Insurance Program — We maintain a split-dollar Directors’ Life Insurance Program for non-employee directors. In November 2003, the Board of Directors terminated this insurance benefit for all new directors and for any then-serving director without the required vesting period of three years of service. The only active director participant in this program is Ms. Pyle. The program provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The program is structured to pay a portion of the total death benefit to us to reimburse us for all costs of the program, including a return on its funds. The program, over its life, will not result in any material cost to us. During 2012, there was no cost incurred under the program for current directors.

Alliant Energy Matching Gift Program — Directors are eligible to participate in the Alliant Energy Foundation, Inc. matching gift program, which is generally available to all employees and retirees. Under this program, the Foundation matches 100% of charitable donations over $25 to eligible charities up to a maximum of $10,000 per year for each director.

REPORT OF THE AUDIT COMMITTEE

To Our Shareowners:

The Audit Committee of our Board of Directors is composed of four directors, each of whom is independent under the NYSE corporate governance listing standards and applicable SEC rules. The Committee operates under a written charter adopted by the Board of Directors.

Our management is responsible for our internal controls and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America and on our internal controls over financial reporting. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. During 2012, the Committee discussed with the independent registered public accounting firm matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board, as amended, SEC regulations and NYSE requirements. The Committee has amended its charter to reflect the adoption and implementation of Auditing Standard No. 16 of the Public Company Accounting Oversight Board for the 2013 fiscal year.

Our independent registered public accounting firm has provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the Committee discussed with the independent registered public accounting firm its independence.

The Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other permitted services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services after the Committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the Committee’s authority to management. In the event the need for specific services arises between Committee meetings, the Committee has delegated to the Chairperson of the Committee authority to approve permitted services provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting. In accordance with the policy, the Committee pre-approved all audit, audit-related, tax and other permitted services performed by Deloitte & Touche LLP and its affiliates and related entities in 2012.

The fees that were billed to the Company by its independent registered public accounting firm for work performed on behalf of our Company and our subsidiaries for 2011 and 2012 were as follows:

	2011	2012
Audit Fees	$2,199,000	$2,135,000
Audit-Related Fees	320,000	470,000
Tax Fees	31,000	—
All Other Fees	7,000	9,000

Audit fees consisted of the fees billed for the audits of (i) the consolidated financial statements of our Company and our subsidiaries; and (ii) the effectiveness of internal controls over financial reporting; and for (iii) reviews of financial statements included in Form 10-Q filings; and (iv) services normally provided in connection with statutory and regulatory filings such as financing transactions.

Audit-related fees consisted of the fees billed for services rendered related to employee benefits plan audits and attest services not required by statute or regulations for 2011 and 2012.

Tax fees for 2011 consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the tax professional staff of affiliates of the independent registered public accounting firm, except those rendered in connection with the audit.

All other fees consisted of license fees for accounting research software products and seminars.

The Committee does not consider the provision of non-audit services by the independent registered public accounting firm described above to be incompatible with maintaining independence of the independent registered public accounting firm.

The Committee discussed with our internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of our internal controls and the overall quality of our financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditor and the independent registered public accounting firm referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

AUDIT COMMITTEE

Carol P. Sanders (Chairperson)

Patrick E. Allen

Michael L. Bennett

Darryl B. Hazel

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

In accordance with its charter, the Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for 2013, as well as to report as to the effectiveness of internal controls over financial reporting of the Company as of December 31, 2013, and is requesting that its shareowners ratify such appointment.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2011 and 2012, is set forth in the “Report of the Audit Committee.”

The votes cast “FOR” must exceed the votes cast “AGAINST” the proposal at the Annual Meeting (assuming a quorum is present) to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. If the appointment is not ratified, the failure by the shareowners to ratify will be considered by the Audit Committee as an indication that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the shareowners ratify the appointment, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company.

The Board of Directors recommends that shareowners vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires a company’s directors and certain officers to file reports of ownership and changes in ownership of such company’s common stock and subsidiary preferred stock with the SEC and furnish copies of those reports to such company. As a matter of practice, the Company’s Legal Department assists the Company’s directors and executive officers and WPL’s directors and executive officers in the preparation of initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf. Based on the written representations of the reporting persons and on copies of the reports filed with the SEC, the Company believes that all reporting persons of the Company and WPL satisfied the filing requirements in 2012.

We will furnish to any shareowner, without charge, a copy of our 2012 Annual Report on Form 10-K. You may obtain a copy of the Form 10-K by writing Alliant Energy Shareowner Services at 4902 North Biltmore Lane, P.O. Box 14720, Madison, WI 53708-0720 or via email at shareownerservices@alliantenergy.com.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary and

Assistant General Counsel

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:    ☐

COMPANY #
To vote by Internet or telephone, see reverse side of this proxy card.

2013 ANNUAL MEETING – May 9, 2013

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1,

“FOR” Proposal 2 and “FOR” Proposal 3.

1. Election of	Nominees for terms	☐	FOR all nominees	☐	WITHHOLD AUTHORITY
directors:	ending in 2016:		(except as marked to		(to vote for all nominees)
	(01) Michael L. Bennett		the contrary below)
(02) Darryl B. Hazel
(03) David A. Perdue

(Instructions: To withhold authority to vote for any individual nominee,

write that nominee’s number in the box.)

2.	Advisory vote to approve named executive officer compensation.	☐	For	☐	Against	☐	Abstain

3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.	☐	For	☐	Against	☐	Abstain

This proxy, when properly executed, will be voted in the manner directed herein by the shareowner. If no direction is made, then the proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and in the discretion of the proxies upon such other matters what may properly come before the meeting or any adjournment or postponement thereof.

I (we) will attend the annual meeting in Cedar Rapids, IA. Registration is required at the meeting.  ☐

I (we) consent to electronic access via the internet for future notices of annual meetings,  ☐

proxy statements and annual reports, instead of receiving these materials by mail.

(Important information contained on reverse side; please read.)

Date
Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this Proxy.

ALLIANT ENERGY CORPORATION

2013 Annual Meeting of Shareowners

Thursday, May 9, 2013, at 10:30 AM (Central Daylight Time)

Cedar Rapids Marriott

1200 Collins Road NE

Cedar Rapids, IA 52402

Photo ID required for entry. The start time of the meeting is 10:30 AM

www.shareowneronline.com

1-800-356-5343

To access the Alliant Energy Corporation Annual Report and proxy statement on the Internet, please open Alliant Energy’s website at www.alliantenergy.com/eproxy. We encourage you to check out Alliant Energy’s website to see how easy and convenient it is. Click on the Annual Report link for the Annual Report and proxy statement. You may print or just view these materials.

Wells Fargo Shareowner Services P.O. Box 64873 St. Paul, MN 55164-0873	proxy

This proxy is solicited on behalf of the Board of Directors of Alliant Energy Corporation.

The undersigned appoints Patricia L. Kampling and F. J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Alliant Energy Corporation (the “Company”), held of record in the name of the undersigned (including any shares held or credited to the undersigned’s account under the Company’s Shareowner Direct Plan and the Alliant Energy Corporation 401(k) Savings Plan) at the close of business on March 14, 2013, at the Annual Meeting of Shareowners of the Company to be held at the Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, IA, at 10:30 a.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s Notice of Annual Meeting of Shareowners dated April 3, 2013, and accompanying proxy statement, subject to any directions indicated on the reverse side of this card. This proxy also serves as a voting instruction card to the trustee, JP Morgan, for shares, if any, held in the trust for the Alliant Energy Corporation 401(k) Savings Plan.

INTERNET	PHONE	MAIL
www.eproxy.com/LNT	1-800-560-1965
Mark, sign and date your proxy
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May 8, 2013.	(CDT) on May 8, 2013.	Your proxy card must be received
by May 8, 2013.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.